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                                TABLE OF CONTENTS

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1.    DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

2.    SALE AND PURCHASE OF    . . . . . . . . . . . . . . . . . . . . . . . . .      12
      2.1        Purchase of Shares . . . . . . . . . . . . . . . . . . . . . .      12
      2.2        Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .      13
      2.3        Interim Balance Sheet  . . . . . . . . . . . . . . . . . . . .      13
      2.4        Determination of Final Net Asset Value . . . . . . . . . . . .      14
                 2.4.1  Final Balance Sheet . . . . . . . . . . . . . . . . . .      14
                 2.4.2  Certification . . . . . . . . . . . . . . . . . . . . .      14
                 2.4.3  Disputes  . . . . . . . . . . . . . . . . . . . . . . .      15
                 2.4.4  Interim Note Replacements . . . . . . . . . . . . . . .      16

3.    CLOSING AND TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . .      16
      3.1        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
      3.2        Transactions on the Closing Date . . . . . . . . . . . . . . .      16
      3.3        Termination  . . . . . . . . . . . . . . . . . . . . . . . . .      17

4.    REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . .      18
      4.1        Organization of Seller and the Subsidiaries  . . . . . . . . .      19
      4.2        Power and Authority  . . . . . . . . . . . . . . . . . . . . .      20
      4.3        Capitalization of the Company; Ownership . . . . . . . . . . .      22
      4.4        Capitalization of the Subsidiaries; Ownership  . . . . . . . .      22
      4.5        Government Approval  . . . . . . . . . . . . . . . . . . . . .      23
      4.6        Financial Statements . . . . . . . . . . . . . . . . . . . . .      23
                 4.6.1  Audited Financial Statements  . . . . . . . . . . . . .      23
                 4.6.2  Unaudited Financial Information . . . . . . . . . . . .      24
                 4.6.3  Interim Balance Sheet . . . . . . . . . . . . . . . . .      25
      4.7        Absence of Certain Changes or Events . . . . . . . . . . . . .      25
      4.8        Title In or Rights To Intellectual Property  . . . . . . . . .      27
      4.9        Title to Properties; Absence of Liens and Encumbrances . . . .      29
      4.10       Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .      31
      4.11       Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .      31
      4.12       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .      33
      4.13       Customers and Suppliers  . . . . . . . . . . . . . . . . . . .      33
      4.14       Absence of Undisclosed Liabilities . . . . . . . . . . . . . .      34
      4.15       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
      4.16       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .      36
      4.17       Compliance with Law  . . . . . . . . . . . . . . . . . . . . .      36
      4.18       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .      37
      4.19       Brokers and Finders  . . . . . . . . . . . . . . . . . . . . .      39
      4.20       Collective Bargaining Agreements and Labor . . . . . . . . . .      39
      4.21       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . .      41
      4.22       ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
      4.23       Environmental Matters  . . . . . . . . . . . . . . . . . . . .      44
      4.24       Information Concerning the Company and the Subsidiaries. . . .      46
      4.25       TWIL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
      4.26       Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .      46
      4.27       Officers and Directors . . . . . . . . . . . . . . . . . . . .      46
      4.28       Accuracy of Information  . . . . . . . . . . . . . . . . . . .      46
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      4.29       Disclaimer of Other Representations and Warranties; Knowledge; Disclosure  . .       47

5.    REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . .       49
      5.1        Organization and Authority of Buyer  . . . . . . . . . . . . . . . . . . . . .       49
      5.2        Government Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       50
      5.3        Financial Ability to Perform . . . . . . . . . . . . . . . . . . . . . . . . .       50
      5.4        Brokers and Intermediaries . . . . . . . . . . . . . . . . . . . . . . . . . .       50
      5.5        Investment Intent Regarding the Shares and the Subsidiaries' Shares  . . . . .       51

6.    CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER  . . . . . . . . . . . . . . . . . .       51
      6.1        Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .       51
      6.2        Conduct of Business; Inter-company Accounts  . . . . . . . . . . . . . . . . .       52
      6.3        Environmental Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       56
      6.4        Regulatory Filings/Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . .       56
      6.5        Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57
      6.6        Affiliate Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       61
      6.7        Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
      6.8        Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63
      6.9        Use of Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63
      6.10       Restrictive Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       64
                 6.10.1  Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . .       64
                 6.10.2  Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .       65
                 6.10.3  Affiliate Veto Power . . . . . . . . . . . . . . . . . . . . . . . . .       65
                 6.10.4  Rights and Remedies Upon Breach  . . . . . . . . . . . . . . . . . . .       66
                 6.10.5  Severability of Covenant . . . . . . . . . . . . . . . . . . . . . . .       66
      6.11       Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . .       67
      6.12       Notice of Certain Information  . . . . . . . . . . . . . . . . . . . . . . . .       67
      6.13       Working Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       67
      6.14       Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .       69
      6.15       Compliance With Gaming Laws  . . . . . . . . . . . . . . . . . . . . . . . . .       69
      6.16       Code Section 338 Election  . . . . . . . . . . . . . . . . . . . . . . . . . .       71
      6.17       Buyer Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72
      6.18       Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       73
      6.19       Public Announcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       74
      6.20       Disposition of TWIL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       74
      6.21       Assignments by TWIL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       74

7.    CONDITIONS PRECEDENT OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       75
      7.1        Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .       75
      7.2        Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       75
      7.3        Buyer Certificate; Payment . . . . . . . . . . . . . . . . . . . . . . . . . .       75
      7.4        No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
      7.5        Government Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
      7.6        Miscellaneous Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . .       77

8.    CONDITIONS PRECEDENT OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       77
      8.1        Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .       77
      8.2        Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
      8.3        Seller Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
      8.4        Interim Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
      8.5        Environmental Reviews  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
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      8.6        No Injunction  . . . . . . . . . . . . . . . . . . . . . . . .        79
      8.7        Government Approval  . . . . . . . . . . . . . . . . . . . . .        79
      8.8        Financial Statements . . . . . . . . . . . . . . . . . . . . .        80
      8.9        Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .        80
      8.10       Instruments of Transfer  . . . . . . . . . . . . . . . . . . .        81
      8.11       Books of Account . . . . . . . . . . . . . . . . . . . . . . .        81
      8.12       Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .        81
      8.13       Incumbency Certificates  . . . . . . . . . . . . . . . . . . .        82
      8.14       Certificates of Incorporation  . . . . . . . . . . . . . . . .        82
      8.15       By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .        82
      8.16       Good Standing Certificates . . . . . . . . . . . . . . . . . .        82
      8.17       Resignations of Officers and Directors . . . . . . . . . . . .        83
      8.18       Disposition of TWIL  . . . . . . . . . . . . . . . . . . . . .        83
      8.19       WEA Distribution Agreement . . . . . . . . . . . . . . . . . .        83
      8.20       WIE License Agreement  . . . . . . . . . . . . . . . . . . . .        83
      8.21       Miscellaneous Closing Deliveries . . . . . . . . . . . . . . .        83
      8.22       Further Documents  . . . . . . . . . . . . . . . . . . . . . .        84

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN ACKNOWLEDGMENTS   . .        84
      9.1        Survival of Representations and Warranties of Seller . . . . .        84
      9.2        Information  . . . . . . . . . . . . . . . . . . . . . . . . .        85

10.   INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        86
      10.1       Indemnification of Buyer and its Affiliates by Seller  . . . .        86
      10.2       Liabilities included in Indemnification  . . . . . . . . . . .        89
      10.3       Limitations on Indemnification by Seller . . . . . . . . . . .        91
      10.4  Indemnification of Seller by Buyer  . . . . . . . . . . . . . . . .        92
      10.5  Notice and Defense of Claims  . . . . . . . . . . . . . . . . . . .        93

11.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        96
      11.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . .        96
      11.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        96
      11.3  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . .        97
      11.4  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        97
      11.5  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .        98
      11.6  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        98
      11.7  Headings; References  . . . . . . . . . . . . . . . . . . . . . . .        98
      11.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .        98
      11.9  Parties in Interest; Assignment   . . . . . . . . . . . . . . . . .        99
      11.10 Severability; Enforcement   . . . . . . . . . . . . . . . . . . . .        99
      11.11 Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . .        99
      11.12 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       100
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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT dated as of February 23, 1996, (the "Agreement"), between Warner Communications Inc., a Delaware corporation ("Seller"), and Williams Interactive Inc., a Delaware corporation ("Buyer").

      RECITALS

      Seller is the sole record and beneficial owner of all issued and outstanding shares of capital stock (the "Shares") of Atari Games Corporation, a California corporation (the "Company"); and

      The Company and the Subsidiaries are engaged, among other things, in the business of developing, manufacturing, marketing, licensing, publishing and selling coin-operated video arcade games and interactive electronic entertainment products for use with, among other things, home video games for dedicated game cartridge systems and personal computer CD-ROM platforms (the "Business"); and

      Upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell and Buyer desires to purchase the Shares from Seller.

      NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and in reliance upon the representations and warranties made herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

1.    DEFINITIONS

      1.1 The following terms as used in this Agreement shall have the meanings set forth below:

                  "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Audited Financial Statements" shall have the meaning set forth in Section 4.6.1 hereof.

                  "Business" shall have the meaning set forth in the second recital.

                  "Buyer" shall have the meaning set forth in the preamble.

                  "Cash Payment" shall have the meaning set forth in Section 2.2 hereof.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

                  "CERCLIS" shall have the meaning set forth in Section 4.23.5 hereof.

                  "Certified Final Balance Sheet" shall have the meaning set forth in Section 2.4.3 hereof.

                  "Closing" shall have the meaning set forth in Section 3.1 hereof.

                  "Closing Date" shall have the meaning set forth in Section 3.1 hereof.


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
                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Coin-op Business" shall have the meaning set forth in Section
6.10.1 hereof.

                  "Company" shall have the meaning set forth in the first recital.

                  "Confidentiality Agreement" means that certain agreement between Time Warner Inc. and Williams Electronics Games Inc. dated October 23, 1995 pursuant to which, among other things, the parties thereto agreed to maintain certain information in confidence and not to disclose such information, as provided therein.

                  "Conflicting Agreements" shall have the meaning set forth in
Section 6.18 hereof.

                  "December 31, 1995 Financial Statements" means the unaudited consolidated balance sheet of the Company and the Subsidiaries at December 31, 1995 and related statements of income and cash flows for the period January 1, 1995 through December 31, 1995, copies of which were heretofore delivered to Buyer.

                  "Disclosure Schedule" means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer concurrently herewith setting forth certain matters referred to in this Agreement and which has been executed by the parties hereto.

                  "Environmental Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, or policy or rule of common law in effect on the date hereof or on the Closing Date and any judicial or administrative interpretation


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thereof in effect on the date hereof or on the Closing Date relating to pollution or protection of the environment.

                  "Environmental Permit" shall have the meaning set forth in
Section 10.2.5 hereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Examination Date" shall have the meaning set forth in Section
2.3 hereof.

                  "Expense" shall have the meaning set forth in Section 10.1 hereof.

                  "Final Balance Sheet" means the audited consolidated balance sheet to be prepared as set forth in Section 2.4.1 hereof reflecting the consolidated financial position of the Company and the Subsidiaries as of the Closing Date.

                  "Final Deferred Amount" means the Final Net Asset Value minus the Cash Payment.

                  "Final Four Year Note" means the promissory note made by the Company in favor of Seller, dated the Closing Date, in the original principal amount equal to the product of the Final Deferred Amount times the fraction 18/28, in the form of Exhibit A to the Disclosure Schedule, the obligations thereunder being secured in accordance with the Four Year Security Agreement.

                  "Final Net Asset Value" means the Net Asset Value as it exists as of the Closing Date as reflected on and computed from the Certified Final Balance Sheet.


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
                  "Final Two Year Note" means the promissory note made by Buyer in favor of Seller dated the Closing Date, in the original principal amount equal to the product of the Final Deferred Amount times the fraction 10/28, in the form of Exhibit B to the Disclosure Schedule, the obligations thereunder being secured in accordance with the Two Year Security Agreement.

                  "Four Year Security Agreement" means the security agreement dated the Closing Date duly executed by an authorized officer of the Company, substantially in the form of Exhibit C to the Disclosure Schedule.

                  "Gaming Laws" shall have the meaning set forth in Section 6.15 hereof.

                  "GTI" shall have the meaning set forth in the Section 6.18 hereof.

                  "Hazardous Material" means any "hazardous substance", as defined by CERCLA, any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, any petroleum product, or any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Tax" means any Taxes measured, in whole or in part, by net or gross income or profits.

                  "Indemnity Agreement" means the indemnity agreement dated the Closing Date made by the Company in favor of the Seller, substantially in the form of Exhibit D to the Disclosure Schedule.

                  "Inter-company Accounts" means any intercompany debits, credits or accounts between the Company or any Subsidiary on the one hand and Seller and/or any Affiliate(s) of Seller (other than the Company and the Subsidiaries) on the other hand, exclusive, however, of any intercompany debits, credits or accounts of the Company or any Subsidiary of Seller or any other Affiliate of Seller arising out of or in connection with (i) the WEA Distribution Agreement or the WIE License Agreement and set forth on the December 31, 1995 Financial Statements or arising thereafter in the ordinary course of business; or (ii) any other agreement separately identified as an agreement with an Affiliate on Schedule 4.18 of the Disclosure Schedule relating to the manufacture, distribution or sale of any product of the Business by or through Seller or an Affiliate (other than the Company or a Subsidiary) of Seller.

                  "Interim Balance Sheet" means the unaudited consolidated balance sheet of the Company and the Subsidiaries to be prepared in accordance with Section 2.3 hereof which reflects an estimate of the financial position of the Company and the Subsidiaries as of the Closing Date and after capitalization of the Intercompany Accounts as provided in Section 6.2.3 hereof, prepared in good faith, in conformity with U.S. GAAP utilizing the most recent financial information available, consistent with the methodology, assumptions and criteria for calculation and valuation of assets and liabilities used or employed in the creation of the December 31, 1995 Financial Statements and otherwise in accordance with this Agreement.

                  "Interim Deferred Amount" means the Interim Net Asset Value minus the Cash Payment.

                  "Interim Four Year Note" means the promissory note made by the Company in favor of Seller, dated the Closing Date, in the original principal amount equal to the product of the Interim Deferred Amount times the fraction 18/28, in the form of Exhibit A to the Disclosure Schedule, the obligations thereunder being secured in accordance with the Four Year Security Agreement.

                  "Interim Net Asset Value" means an estimate of Net Asset Value as reflected on and computed from the Interim Balance Sheet.

                  "Interim Two Year Note" means the promissory note made by Buyer in favor of Seller dated the Closing Date, in the original principal amount equal to the product of the Interim Deferred Amount times the fraction 10/28, in the form of Exhibit B to the Disclosure Schedule, the obligations thereunder being secured by the Two Year Security Agreement.

                  "International Nintendo Licenses" means (i) the International SNES License Agreement dated June 23, 1994 between Nintendo Co., Ltd. and Atari Overseas Ltd. a/k/a Time Warner Interactive Limited and (ii) the International Game Boy License

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
Agreement dated June 23, 1994 between Nintendo Co., Ltd. and Atari Overseas Services, Ltd. a/k/a Time Warner Interactive Limited.

                  "Inventory" means all items of inventory notwithstanding how classified in the Company's or the Subsidiaries' financial records, including all completed consumer and/or coin-op market products on hand, all completed devices for the consumer and/or coin-op markets, and including, without limitation, all raw materials, works-in-process, alpha-and/or beta-test versions of actual or potential products, finished goods, supplies, spare parts, samples in stores, regardless of where located or stored.

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Loss" shall have the meaning set forth in Section 10.1 hereof.

                  "MADSP" shall have the meaning set forth in Section 6.16 hereof.

                  "Material Adverse Effect" means a material adverse effect on the value of the business of the Company and the Subsidiaries or the extent or amount of the exposure to liability presented by the Liabilities of the Company and the Subsidiaries, taken as a whole.

                  "Multiemployer Plan" shall have the meaning set forth in
Section 4.22.1 hereof.

                  "Net Asset Value" means the consolidated assets minus the consolidated liabilities of the Company as determined in accordance with U.S. GAAP. In determining Net Asset Value, any amounts paid by the Company or the Subsidiaries prior to the Closing Date pursuant to a termination or restructuring event in accordance with Section 6.2.2 hereof shall be added back to the assets and any liability accrued in respect of such termination or restructuring event shall be disregarded.

                  "Offering Memorandum" shall have the meaning set forth in
Section 4.29.1 hereof.

                  "Panasonic" shall have the meaning set forth in Section 6.18 hereof.

                  "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

                  "Plans" shall have the meaning set forth in Section 4.22.1 hereof.

                  "Pre-Closing Period" means any tax period ending on or prior to the Closing Date.

                  "Purchase Price" shall have the meaning set forth in Section
2.2 hereof.

                  "Returns" shall have the meaning set forth in Section 4.15 hereof.

                  "Security Agreements" means the Four Year Security Agreement and the Two Year Security Agreement.

                  "Seller" shall have the meaning set forth in the preamble.

                  "Seller's Cap" shall have the meaning set forth in Section
10.3.2 hereof.

                  "Seller's Basket" shall have the meaning set forth in Section
10.3.2 hereof.

                  "Shares" shall have the meaning set forth in the first recital.

                  "Subsidiaries" means, collectively, all of the following companies:

                  (a) TWIC;

                  (b) Atari Games Ireland Ltd., an Ireland corporation; and

                  (c) K.K. Time Warner Interactive, a Japan corporation (each a
                      "Subsidiary").

                  "Subsidiaries' Shares" means, with respect to each of the Subsidiaries, all of the issued and outstanding capital stock of each such Subsidiary.

                  "Tax" or "Taxes" means all taxes and similar governmental charges, imposts, levies, fees and assessments, however denominated (including income taxes, franchise taxes, net worth taxes, capital taxes, estimated taxes, withholding taxes, use taxes, gross or net receipts taxes, sales taxes, transfer taxes or fees, excise taxes, real and personal property taxes, ad valorem taxes, payroll related taxes, employment taxes, unemployment insurance, social security taxes, minimum taxes and import duties and other obligations of the same or similar nature) together with any related liabilities, penalties, fines, addition to tax or interest imposed by the United States or any federal, state, county, provincial, local or foreign government or subdivision or agency of any thereof.

                  "TWIC" means Time Warner Interactive (California) Inc., a California corporation, all of the shares of which are owned as of the date hereof by the Company.

                  "Tax Accrual" means the Tax accrual or any portion thereof in the amount of approximately US$2,200,000 relating to periods prior to 1995 which was reflected in the December 31, 1995 Financial Statements.

                  "TWIL" means Time Warner Interactive Ltd., a United Kingdom corporation all of the issued and outstanding capital stock of which is owned on the date hereof by the Company, and which shall be disposed of by the Company prior to Closing Date in accordance with Section 6.20 hereof.

                  "Two Year Security Agreement" means the security agreement dated the Closing Date, duly executed by an authorized officer of Buyer, and substantially in the form of Exhibit E to the Disclosure Schedule.

                  "U.S. GAAP" means generally accepted accounting principles and practices in effect in the United States as of the date of the report or statement in issue, applied consistently throughout the periods involved.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                  "WEA Distribution Agreement" means that certain agreement dated August 25, 1995 between TWIC and Warner Elektra Atlantic Corporation ("WEA"), an Affiliate of Seller, pursuant to which, among other things, WEA has the right to distribute and sell in the United States and Canada the Company's products entitled "Primal Rage" and "Wayne Gretzky and the NHLPA All-Stars" for any PC CD-ROM platform listed on Schedule 4.18 of the Disclosure Schedule.

                  "WIE License Agreement" means that certain agreement dated January 1, 1996 between TWIC and Warner Interactive Entertainment Ltd. ("WIE"), an Affiliate of Seller, pursuant to which, among other things, WIE has the right to distribute and sell in the territories of Europe certain of the Company's products, including, without limitation, those entitled "Constructor," and "Return Fire," as supplemented by the side letter dated January 1, 1996 relating thereto, both of which are listed on Schedule 4.18 of the Disclosure Schedule.

                  "Working Capital" shall have the meaning set forth in Section
6.13 hereof.

                  "Working Capital Assets" shall have the meaning set forth in
Section 6.13 hereof.

                  "1933 Act" shall have the meaning set forth in Section 5.5 hereof.

                                   ARTICLE II

2.    SALE AND PURCHASE OF SHARES

      2.1 Purchase of Shares. Upon the terms and subject to the conditions contained herein and the performance by the parties hereto of their respective obligations hereunder, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase and accept the Shares.

      2.2 Purchase Price. The purchase price for the Shares shall be the total of the Final Net Asset Value plus any additional capital contribution required to be made by Seller pursuant to Section 6.13 hereof if not otherwise included in the Final Net Asset Value (the "Purchase Price") as the same may be adjusted as set forth herein. At the Closing, the Purchase Price shall be paid as follows: (i) US$2,000,000 (the "Cash Payment") shall be paid by Buyer by wire transfer as provided in Section 3.2.2.1; (ii) Buyer shall cause the Company to execute and deliver to Seller the Interim Four Year Note; and (iii) Buyer shall execute and deliver to Seller the Interim Two Year Note.

      2.3 Interim Balance Sheet. Seller shall engage the firm of Ernst & Young LLP to perform agreed upon procedures with respect to balance sheet information as of a date (the "Examination Date") at least ten but no more than 20 days prior to the Closing Date. At least ten days prior to the Closing Date, Seller shall prepare and deliver to Buyer the Interim Balance Sheet together with a certificate of Seller's Chief Financial Officer certifying that the Interim Balance Sheet has been prepared in accordance with this Agreement. At the Closing, Seller shall deliver a report of findings prepared in accordance with Statement of Auditing Standards No. 75, Engagements to Apply Agreed-Upon Procedures to Specified Elements, Accounts, or Items of a Financial Statement by

Ernst & Young LLP based on specific procedures on specified accounts of the Interim Balance Sheet as of the Examination Date. Schedule 2.3 of the Disclosure
Schedule identifies the accounts of the Interim Balance Sheet and the procedures to be performed on such accounts by Ernst & Young LLP as of the Examination Date in the preparation of such report.

      2.4 Determination of Final Net Asset Value. The Purchase Price shall be determined as follows:

            2.4.1 Final Balance Sheet. Within 90 days after the Closing Date, Buyer shall cause the Company to prepare the Final Balance Sheet. Buyer shall prepare or cause to be prepared the Final Balance Sheet using and employing methodology, assumptions and criteria for calculation and valuation of assets and liabilities in accordance with U.S. GAAP applied in a manner consistent with the Company's consolidated balance sheet at December 31, 1995 which is included in the Audited Financial Statements delivered in accordance with Section 6.14 hereof. Buyer acknowledges that the Final Balance Sheet and the Certified Final Balance Sheet shall not include the Tax Accrual. Seller will promptly reimburse Buyer for one-half of any reasonable costs and expenses incurred by Buyer with respect to services rendered by a Person other than Buyer and its Affiliates in connection with the preparation of the Final Balance Sheet.

            2.4.2 Certification. Buyer shall deliver the Final Balance Sheet to Seller no later than 90 days following the Closing Date. Seller shall engage the firm of Ernst & Young LLP, or if unavailable another firm of certified public accountants reasonably acceptable to Seller and Buyer, to certify without qualification, other than a qualification with respect to the Company's ability as an independent Company to continue as a going concern, that the Final Balance Sheet (i) comports with U.S. GAAP and (ii) was prepared using and employing the methodology, assumptions and criteria required under Section 2.4.1 hereof. Seller shall deliver to Buyer promptly upon receipt a draft of the proposed certification of the Final Balance Sheet, together with any adjustments or qualifications thereto required for Seller's accountants to so certify the Final Balance Sheet.

            2.4.3 Disputes. The draft of the proposed certification of the Final Balance Sheet shall be deemed final, binding and conclusive upon the parties hereto (the "Certified Final Balance Sheet") unless Buyer delivers a written notice to Seller hereunder within ten business days of its receipt of the draft Certified Final Balance Sheet that Buyer disputes any terms or items thereof. Buyer's sole bases for such disputes shall be that the adjustments or qualifications to the Final Balance Sheet contained in the draft Certified Final Balance Sheet do not comport with (i) U.S. GAAP or (ii) vary from the methodology, assumptions and criteria used or employed in connection with the creation of the Interim Balance Sheet. In the event of such a dispute, representatives of Seller and Buyer will attempt for a period of 20 business days after Seller's receipt of Buyer's notice of dispute to resolve in good faith the disputed item(s) on a basis consistent with the Interim

Balance Sheet and, failing such resolution, the unresolved disputed term(s) or item(s) shall be referred for final binding resolution to a partner in the New York City office of a nationally recognized firm of certified public accountants mutually acceptable to Buyer and Seller whose determination shall be final, binding and conclusive on the parties hereto. At the time that the Certified Final Balance Sheet shall be deemed final and binding, Seller shall use its best efforts to cause the firm of Ernst & Young LLP to issue its certification.

            2.4.4 Interim Note Replacements. The Interim Two Year Note and the Interim Four Year Note shall be replaced by the Final Two Year Note and the Final Four Year Note within five days after issuance of the Certified Final Balance Sheet.

                                   ARTICLE III

3.    CLOSING AND TERMINATION

      3.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Time Warner Inc. at 75 Rockefeller Plaza, New York, New York, at 10:00 a.m. (local time) on March 15, 1996 or at such other date, time and place as Seller and Buyer shall agree, provided however, that such other date shall be within two days after the satisfaction or waiver of the conditions precedent set forth in Articles 7 and 8 hereof (the date of the Closing being the "Closing Date").

      3.2 Transactions on the Closing Date.

            3.2.1 At the Closing, Seller shall deliver to Buyer the following:

            3.2.1.1 a stock certificate or stock certificates, evidencing the Shares, in each case endorsed in blank for transfer or with separate stock powers sufficient to transfer all of Seller's right title and interest in and to the Shares to Buyer and to vest good and marketable title to the Shares in accordance with the terms of this Agreement;

            3.2.1.2 each of the certificates and other documents contemplated by
Article VIII hereof.

      3.2.2 At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

            3.2.2.1 by wire transfer in immediately available funds to the account designated by Seller, the Cash Payment as provided in Section 2.2 hereof;

            3.2.2.2 the Interim Four Year Note;

            3.2.2.3 the Interim Two Year Note;

            3.2.2.4 the Four Year Security Agreement;

            3.2.2.5 the Two Year Security Agreement;

            3.2.2.6 the Indemnity Agreement;

            3.2.2.7 the report of Ernst & Young LLP as provided for in Section
2.3 hereof; and 3.2.2.8 each of the certificates and other documents contemplated by Article VII hereof.

      3.3 Termination. Notwithstanding anything to the contrary contained in this Agreement other than this Section 3.3, this Agreement may be terminated at any time as follows:

            3.3.1 by mutual consent of Seller and Buyer;

            3.3.2 by either Seller or Buyer, if the transactions contemplated hereby are not consummated on or before April 30, 1996 (or such later date the parties hereto may agree upon in writing) by reason of the failure or inability of the other party to fulfill or comply with the conditions it is obligated hereunder to fulfill or comply with by or on the Closing Date, unless such failure is the result of a breach of any obligation of the party seeking termination hereunder.

            3.3.3 If this Agreement is terminated by mutual consent or other than by reason of a party's default, then neither party shall have a claim against the other for damages as a result of the termination. A party rightfully terminating this Agreement as a result of the other party's breach shall retain any claim it may have for damages arising from such breach, including without limitation any claims it may have for reimbursement of all costs and expenses incurred in connection with or incident to its negotiations concerning the possible acquisition of the Shares, its negotiation and preparation of this Agreement, and/or its performance under and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants and financial advisors.

                                   ARTICLE IV

4.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby, represents and warrants to Buyer the following:

      4.1        Organization of Seller and the Subsidiaries.

            4.1.1 Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite power and authority, corporate or otherwise, to own, lease, use and operate its properties and assets at and in the places where such properties and assets are now owned, operated or leased and to transact its business where it is now conducted. Complete and correct copies of the Certificate of Incorporation of the Company and all amendments thereto and of the By-laws and all amendments thereto have been heretofore delivered to Buyer. The Company is duly qualified to do business and is in good standing in each jurisdiction (all of which are set forth on Schedule 4.1 of the Disclosure Schedule) where it owns, leases or holds real property or conducts or operates its business or where the nature of its activities requires such qualification except where the failure to so qualify would not have a Material Adverse Effect. The Company has not taken any action and has not failed to take any action, which action or failure would preclude or prevent the Company after the Closing from conducting the Business substantially in the manner heretofore conducted. Except for the Subsidiaries' Shares the Company does not own any capital stock or any other equity interest in any other Person.

            4.1.2 Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth on Schedule

4.1 of the Disclosure Schedule, and each has all requisite power and authority, corporate or otherwise, to own, lease, use and operate its properties and assets at and in the places where such properties and assets are now owned, operated or leased and to transact its business where it is now conducted. Complete and correct copies of the Certificate of Incorporation or equivalent of each Subsidiary and all amendments thereto, and of the By-laws or equivalent governing documents of each Subsidiary, and all amendments thereto, have been heretofore delivered to Buyer. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (all of which are set forth on Schedule 4.1 of the Disclosure Schedule) where it owns, leases or holds real property or conducts or operates its business where the nature of its activities requires such qualification except where the failure to so qualify would not have a material adverse effect on the business, assets or results of operations of such Subsidiary. None of the Subsidiaries has taken any action or has failed to take any action, which action or failure would preclude or prevent Buyer from conducting the Business substantially in the manner heretofore conducted. None of the Subsidiaries owns any capital stock or any other equity interest in any other person.

      4.2 Power and Authority.

            4.2.1 Seller possesses the power and authority, corporate and otherwise, to enter into this Agreement and the documents and instruments contemplated hereby, to assume and perform its respective obligations hereunder and thereunder, and to comply with the terms, conditions and provisions hereof.

            4.2.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement and the Disclosure Schedule have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable in accordance with their terms.

            4.2.3 Except as set forth on Schedule 4.2 of the Disclosure Schedule, none of Seller, the Company or the Subsidiaries is subject to or bound by any provision of

                  (i) its Articles or Certificate of Incorporation or By-laws or other governing documents;

                  (ii) any law, statute, rule, regulation or judicial or
                administrative decision;

                  (iii) any mortgage, deed of trust, lease, note, shareholders'
                agreement, bond, indenture, license, permit, trust; or

                  (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or under which there would be a default as a result of, nor is the consent of any Person under any contract or agreement which has not been obtained required for, the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, other than notification pursuant to the HSR Act.

      4.3 Capitalization of the Company; Ownership.

            4.3.1 Schedule 4.3 of the Disclosure Schedule sets forth all of the authorized and outstanding capital stock of the Company. Seller owns 100% of the Shares free and clear of any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money) and Seller has the unrestricted right to vote the Shares.

            4.3.2 The Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security.

      4.4 Capitalization of the Subsidiaries; Ownership.

            4.4.1 Schedule 4.4 of the Disclosure Schedule sets forth all of the authorized and outstanding capital stock of each of the Subsidiaries and the name of each registered holder of the Subsidiaries' Shares. The Company owns 100% of the Subsidiaries' Shares free and clear of any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money) and the Company has the unrestricted right to vote the Subsidiaries' Shares, except as noted on Schedule 4.4 of the Disclosure Schedule.

            4.4.2 The Subsidiaries' Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Subsidiaries or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company or any Subsidiary committed to issue any such option, warrant, right or security.

      4.5 Government Approval. Except as contemplated by Section 6.4 hereof, no action, approval, consent, authorization or other action including, but not limited to, any action, approval, consent or authorization by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to Seller, the Company or any Subsidiary for the due execution, delivery or performance by Seller of this Agreement or any document or instrument contemplated hereby.

      4.6 Financial Statements.

            4.6.1 Audited Financial Statements. Seller has heretofore furnished Buyer with copies of audited consolidated financial statements of the Company and the Subsidiaries for the fiscal year ended March 31, 1994 and, in accordance with Section 6.14 hereof, shall furnish Buyer with copies of audited consolidated financial statements of the Company and the Subsidiaries for the nine months and fiscal year ended December 31, 1994 and December 31, 1995 (collectively, the "Audited Financial Statements"), including balance sheets and statements of results of operations and cash flows for the periods then ended. Each of the Audited Financial Statements is or shall be prepared in accordance with the books and records of the Company and the Subsidiaries as of the dates and for the periods indicated, has been or will be prepared in conformity with U.S. GAAP, and fairly present or when furnished to Buyer will fairly present, the consolidated financial position of the Company and the Subsidiaries at such dates and the results of their operations for the periods then ended. All of the operations of the Company and the Subsidiaries, to the extent they existed at the relevant dates, are included in the Audited Financial Statements.

            4.6.2 Unaudited Financial Information. Seller has heretofore furnished Buyer with copies of the December 31, 1995 Financial Statements. Except as set forth on Schedule 4.6 to the Disclosure Schedule, the December 31, 1995 Financial Statements have been prepared from the books and records of the Company and the Subsidiaries, have been prepared in accordance with U.S. GAAP, and fairly present the financial condition of the Company and the Subsidiaries as of such date.

            4.6.3 Interim Balance Sheet. The Interim Balance Sheet shall be prepared in accordance with U.S. GAAP applied on a basis consistent with the December 31, 1995 Financial Statements.

      4.7 Absence of Certain Changes or Events. Between December 31, 1995, and the date of this Agreement, except as noted on Schedule 4.7 of the Disclosure Schedule, there have been no adverse changes in the condition (financial or otherwise) of the assets, liabilities, earnings, properties, Business of the Company and the Subsidiaries as a whole. Except as set forth on Schedule 4.7 hereto, since December 31, 1995 the Business has been conducted only in the ordinary course and neither the Company nor any Subsidiary has:

            4.7.1 sustained any damage, destruction or other casualty loss, whether or not covered by insurance, in excess of US$25,000; or

            4.7.2 made any increase in (i) the rate of compensation payable to or to become payable by the Company or the Subsidiaries to any of its officers directors, employees, salesmen, distributors or agents, or (ii) any bonus, pension or other employee benefit plan, payment or arrangement made by the Company or any of the Subsidiaries for or with any such persons except, in each case, for increases in the ordinary course of business (which shall include without limitation normal periodic performance reviews and related compensation and benefit increases); or

            4.7.3 incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the ordinary course of business consistent with prior practice; or

            4.7.4 mortgaged, pledged, granted any lien or other encumbrance or charge on any property, business or assets, tangible or intangible; or

            4.7.5 sold, transferred, leased to others or made any other disposition of any assets, except for inventory sold in the ordinary course of business; cancelled or compromised any substantial debt or claim, or waived or released any right of substantial value; or

            4.7.6 received any notice of termination of any material contract, lease or other agreement;

            4.7.7 transferred or granted any rights under, or made any settlement regarding the breach or infringement of, any intellectual property, or modified any existing rights with respect thereto;

            4.7.8 failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with prior practice;

            4.7.9 made any capital expenditures or capital additions or improvements in excess of an aggregate of US$25,000;

            4.7.10 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of US$50,000;

            4.7.11 entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

            4.7.12 effected any change in the accounting practices, procedures or methods of the Company or any of the Subsidiaries.

      4.8 Title In or Rights To Intellectual Property.

            4.8.1 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries owns all right, title and interest in and to the copyrights reflected as owned by the Company and/or the Subsidiaries on that Schedule.

            4.8.2 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries is the licensee of the copyrights reflected as licensed to the Company and/or the Subsidiaries on that Schedule effective as of the date reflected on that Schedule.

            4.8.3 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the

Subsidiaries owns all right, title and interest in and to the patents reflected as owned by the Company and/or the Subsidiaries on that Schedule.

            4.8.4 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries is the licensee of the patents reflected as licensed to the Company and/or the Subsidiaries on that Schedule effective as of the date reflected on that Schedule.

            4.8.5 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries owns all right, title and interest in and to the trademarks, service marks, trade names, logos and designations reflected as owned by the Company and/or the Subsidiaries on that Schedule.

            4.8.6 Except as otherwise noted on Schedule 4.8 of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries is the licensee of the trademarks, trade names, logos and designations reflected as licensed to the Company and/or the Subsidiaries on that Schedule effective as of the date reflected on that Schedule.

            4.8.7 Except as noted on Schedule 4.8 of the Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or to the knowledge of Seller threatened, relating to any claim or threat of infringement of any patent, trademark, service mark, copyright or other technology of the Company or any of the Subsidiaries. The operation of the Business as now operated does not infringe upon any patents, trade secrets, copyrights, trademarks, service marks, tradenames, packaging or promotional material owned by any other Person and neither Seller, the Company or any Subsidiary has received any notice of such.

            4.8.8 All of the patents, trademarks, copyrights or other technology necessary to conduct and operate the Business as heretofore conducted by the Company and the Subsidiaries shall be owned or held by the Company and/or the Subsidiaries at the time of the Closing, except for any patents, trademarks and copyrights owned by TWIL and used in connection with the game "Pit Ball."

      4.9 Title to Properties; Absence of Liens and Encumbrances. Each of the Company and/or the Subsidiaries has good and valid title to all of its tangible and intangible assets, real or personal (including leasehold interests) free and clear of any liens, encumbrances, and defects, except for (i) such as are reflected in the Audited Financial Statements or the December 31, 1995 Financial Statements; (ii) liens for Taxes relating to real property not at the present time due or delinquent or, if due or delinquent, the validity of which is being contested in good faith in appropriate proceedings (all of such due and delinquent Taxes being identified on Schedule 4.9 of the Disclosure Schedule);
(iii) the right reserved to or vested in any municipality or governmental or other public authority by any statutory provision; (iv) easements, rights-of-way, restrictions, covenants, conditions or rights against any of the real property which do not interfere in any material respect with the operation of the Business;

(v) zoning and building by-laws and ordinances, municipal by-laws and regulations and other restrictions as to the use of real property; or (vi) those matters set forth on Schedule 4.9 of the Disclosure Schedule. Schedule 4.9 of the Disclosure Schedule sets forth all real property owned or leased by the Company or the Subsidiaries including a description of the use thereof and the owner or lessee thereof. Except as set forth on Schedule 4.9 of the Disclosure Schedule, all of the Company's and the Subsidiaries' assets are located in the owned or leased facilities set forth on Schedule 4.9 of the Disclosure Schedule. To the extent required, the Company or the Subsidiaries has legal and valid occupancy permits and other required licenses or government approvals for each of the properties and premises owned, leased, used or occupied by the Company, the Subsidiaries or the Business. No improvement, fixture or equipment in or on any such premises and properties to the extent owned or occupied by the Company, the Subsidiaries or the Business, or the occupation or leasehold with respect thereto, is in violation in any material respect of any law, including, without limitation, any zoning, building, safety, health or Environmental Law and each of such premises and properties is zoned for the purposes for which each of such premises or properties is now used by the Company, the Subsidiaries or the Business. None of such premises or properties has been condemned or otherwise taken by any public authority, no condemnation or taking is pending or to the knowledge of Seller threatened or contemplated, and none thereof is, to the knowledge of Seller, subject to any claim, contract or law which might affect its use or value for the purposes now made of it and each thereof is in good condition and repair, ordinary wear and tear excepted.

      4.10 Inventory. Except as set forth on Schedule 4.10 of the Disclosure Schedule, all Inventory reflected on the December 31, 1995 Financial Statements was and all Inventory reflected on the December 31, 1995 Audited Financial Statements and the Certified Final Balance Sheet will be determined in accordance with U.S. GAAP, stated at the lower of cost (based on the first-in, first-out method) or market value. The Inventory conforms to customary trade standards for marketable goods. Proper recognition has been given in the December 31, 1995 Financial Statements and proper recognition will be given in the Certified Final Balance Sheet to damaged, obsolete, slow-moving, irregular or defective stock and to appropriate markdowns. Since the December 31, 1995 Financial Statements, there have been no changes in the Inventory except in the ordinary course of business.

      4.11 Accounts Receivable. Except as set forth on Schedule 4.11 of the Disclosure Schedule, each account receivable reflected on the December 31, 1995 Financial Statements constitutes and each account receivable on the December 31, 1995 Audited Financial Statements or the Certified Final Balance Sheet will constitute a bona fide receivable resulting from a bona fide sale or other transaction with a customer or licensee in the ordinary course of business, the amount of which was actually due on the date of such balance sheet, and Seller has no reason to believe that the total amount of the receivables reflected on the Final Balance Sheet, net of reserves, will not be collected in the ordinary course of business. The books and records of the Company and the Subsidiaries state correctly the balance due with respect to each account receivable. Each payment reflected on such books and records as having been made on each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of the Company or the Subsidiaries unless such person is shown on said books and records as such account debtor. Each document and instrument evidencing, securing or relating to each account receivable, including, without limitation, each insurance policy, certificate, bill or statement, is correct and complete in all material respects, is genuine and valid. Each account receivable, each document and instrument and each transaction underlying or relating thereto conforms in all material respects, including, without limitation, in respect of interest rates charges, notices given and disclosures made, to the requirements and provisions of each applicable law, rule, regulation or order relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder. The reserves and allowances reflected on the balance sheets included in the December 31, 1995 Audited

Financial Statements and the Certified Final Balance Sheet have been or will be established in conformity with the December 31, 1995 Financial Statements.

      4.12 Insurance. Schedule 4.12 of the Disclosure Schedule sets forth a description of the insurance coverage, including, without limitation, liability, burglary, theft, fidelity, life, fire, product liability, worker's compensation, health and other forms of insurance of any kind held by the Company and the Subsidiaries and a complete and correct list of any pending claims under such insurance. Each such policy is valid, outstanding and, to Seller's knowledge, is and will be in full force and effect up to the Closing Date. There is no act or failure to act which has or might cause any such policy to be cancelled or terminated; the Company and the Subsidiaries have given each notice and presented each claim under each such policy and taken any other required or appropriate action with respect thereto in due and timely fashion; and each such policy is adequate for the Business. No notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any insurance policies or binders of insurance has been received by the Company or any of its Affiliates.

      4.13 Customers and Suppliers. Schedule 4.13 of the Disclosure Schedule is a complete and correct list of the names and addresses of the ten largest customers and suppliers of the Company and the Subsidiaries during fiscal year ended December 31, 1995, and the total sales to or purchases from such customers or suppliers made by the Company or the Subsidiaries during such fiscal year. No supplier or customer of the Company and the Subsidiaries representing in excess of five percent of the Company and the Subsidiaries purchases or sales during the last fiscal year has advised the Company or the Subsidiaries formally or informally, that it intends to terminate, discontinue or substantially reduce its business with the Company or the Subsidiaries by reason of the transactions contemplated by this Agreement or otherwise.

      4.14 Absence of Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth on Schedule 4.14 of the Disclosure Schedule; (b) as and to the extent disclosed or reserved against in the December 31, 1995 Financial Statements; and
(c) for Liabilities incurred after the date of the December 31, 1995 Financial Statements in the ordinary course of business and consistent with this Agreement.

      4.15 Taxes. The Company, the Subsidiaries, their respective predecessors or any member of an affiliated group (within the meaning of Section 1504 of the Code) or other combined group of which any of the Company, the Subsidiaries or their respective predecessors is or has been a member on or before the Closing Date have filed, or will file on or before the Closing Date, with the appropriate governmental agencies (whether foreign, federal, state, municipal or local or other governmental unit) all tax returns and tax reports (the "Returns") required to be filed by the Company or the Subsidiaries on or before the Closing Date with respect to any period ending on or before the Closing Date. Except as set forth on Schedule 4.15 of the Disclosure Schedule, (i) the Returns are true, complete, and correct in all respects, (ii) all taxes due or claimed to be due pursuant thereto have been paid, and (iii) no deficiency for any tax has been proposed, asserted, claimed or assessed against the Company or the Subsidiaries and no delinquencies in the payment of any tax exist for which the Company or the Subsidiaries could be liable that have not been reserved for in the Certified Final Balance Sheet. All withholding, payroll, FICA or other social security Taxes (or comparable Taxes under the law of any foreign country) required to be withheld or paid prior to the Closing Date by the Company or the Subsidiaries with respect to their employees will have been withheld or paid prior to the Closing Date. Each of the Company and the Subsidiaries have paid to the proper authorities all customs fees and duties and similar or related charges required to be paid by it with respect to the importation or exportation of goods into or from the United States or any other country. Except as reflected on the Certified Final Balance Sheet, there are no Taxes owed by the Subsidiaries. As of the Closing Date, there will be no Tax sharing agreements or other arrangement with respect to Taxes between the Company or the Subsidiaries on the one hand and Seller or any of its other Affiliates on the other. Except as set forth on Schedule 4.15 hereto, within the last five years no material issues were raised

(whether orally or in writing) by any taxing authority during any audit or examination relating to Taxes of the Company or the Subsidiaries that might apply to taxable periods following the Closing.

      4.16 Litigation. Except as set forth on Schedule 4.16 of the Disclosure Schedule, there are no and for three years prior to the Closing Date there have not been any actions, claims, subpoenas demands, suits, arbitrations or proceedings of any nature, civil, criminal regulatory or otherwise pending or to the knowledge of the Seller, threatened, at law, in equity or otherwise in, before or by any court, governmental agency or authority or arbitration or mediation panel relating to the Company, the Subsidiaries or the Business or against or relating to the transactions contemplated by this Agreement. Except as disclosed on Schedule 4.16 of the Disclosure Schedule or in the December 31, 1995 Financial Statements, there are no unsatisfied judgments, or outstanding orders, injunctions, decrees, stipulations, or awards (whether rendered by a court or administrative agency or by arbitration) against the Company, the Subsidiaries or the Business.

      4.17 Compliance with Law. The Business is being conducted in compliance in all material respects with all laws, ordinances and regulations of any governmental entity applicable to the Company, the Subsidiaries or the Business. All governmental approvals, permits and licenses required by the Company or the Subsidiaries in connection with the conduct of the Business have been obtained and are in full force and effect and are being complied with in all material respects.

      4.18 Contracts. Except only those contracts or agreements set forth on
Schedule 4.18 of the Disclosure Schedule (complete and correct copies of which have been heretofore made available to Buyer) and purchase and sales orders accepted in the ordinary course of business and involving less than US$25,000 over their term, neither the Company nor the Subsidiaries is a party to or has and the Business is not bound by any contract or agreement of any kind or nature whatsoever, written or oral, formal or informal, including, without limitation, any (i) sales, advertising, license, franchise, distribution, dealer, agency, manufacturer's representative, or similar agreement, or any other contract relating to the payment of a commission; (ii) pension, profit-sharing, bonus, stock purchase, stock option, retirement, severance, hospitalization, accident, insurance or other similar plan, arrangement or agreement involving benefits to current or former employees; (iii) contract or agreement for the employment of any employee, game designer or consultant; (iv) collective bargaining agreement or other contract with any labor union; (v) contract or agreement for services, materials, supplies, merchandise, inventory or equipment involving in excess of US$25,000; (vi) contract or agreement for the sale or purchase of any of its services, products or assets involving in excess of US$25,000; (vii) mortgage, indenture, promissory note, loan agreement, guaranty or other contract or agreement for the borrowing of money or for a line or letter of credit; (viii) contract or agreement with any Affiliate or any current or former director, officer or employer of Seller, the Company or the Subsidiaries which will be in effect on the Closing Date; (ix) contract or agreement with any government or agency thereof; (x) contract pursuant to which its right to compete with any entity or person in the conduct of its business anywhere in the world is restrained or restricted for any reason or in any way; (xi) contract or agreement guaranteeing the performance, liabilities or obligations of any entity or person; (xii) contract or agreement for capital improvements or expenditures or with any contractor or subcontractor for in excess of US$25,000; (xiii) contract or agreement for charitable contributions; (xiv) lease or other contract or agreement pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, fixtures or similar personal property owned by any third party; or (xv) contract or agreement otherwise involving in excess of US$25,000 in cash over its term (including any periods covered by any options to renew by any party), whether or not in the ordinary course of business. Except as set forth on Schedule 4.18 of the Disclosure Schedule, each of the contracts and agreements referred to therein is valid and existing, in full force and effect and to the knowledge of Seller no party thereto is in default and no claim of default by any party has been made or is now pending, and no event exists which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default, cause acceleration of any obligation, would permit the termination or excuse the performance by any party thereto, or would otherwise adversely affect the Business or assets of the Company or the Subsidiaries. Except as noted on Schedule 4.18 of the Disclosure Schedule no consent or authorization is required under any of the contracts and agreements listed thereon in order to continue such contract or agreement in full force and effect following the sale of the Shares to Buyer hereunder.

      4.19 Brokers and Finders. Except for the firm of Wasserstein Perella & Co., Inc., neither Seller nor any of its Affiliates has employed any broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, consultant's, investment banking or similar fee or commission from Seller or its Affiliates in connection therewith or in connection with the consummation thereof.

      4.20 Collective Bargaining Agreements and Labor.

            4.20.1 Except as set forth on Schedule 4.20 of the Disclosure Schedule, there are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes against the Company or the Subsidiaries.

            4.20.2 Except as set forth on Schedule 4.20 of the Disclosure Schedule, the Company and the Subsidiaries are not a party to or bound by any collective bargaining agreement, and there are no employment contracts or incentive plans entered into by the

Company or the Subsidiaries with any officers or employees of the Company or the Subsidiaries or any severance policies maintained by the Company or the Subsidiaries. Except as set forth on that Schedule, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (a) holds bargaining rights with respect to any employees of the Company or the Subsidiaries by way of certification, interim certification, voluntary recognition, designation or successor rights, or (b) has applied to be certified as the bargaining agent of any of the Company's or the Subsidiaries' employees.

            4.20.3 Except as set forth on Schedule 4.20 of the Disclosure Schedule, to the knowledge of Seller, there are no pending complaints, charges or claims against the Company or the Subsidiaries filed with any public or Governmental Authority, arbitrator or court based upon the employment or termination of employment by the Company or the Subsidiaries of any individual.

            4.20.4 Except as set forth on Schedule 4.20 of the Disclosure Schedule, the Company and the Subsidiaries are in compliance in all material respects with all United States and foreign laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

            4.21 Employees. Schedule 4.21 of the Disclosure Schedule sets forth a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each director, officer and employee of the Company and the Subsidiaries. Except as set forth on
Schedule 4.21 of the Disclosure Schedule, no current or former director, officer or employee of the Company and the Subsidiaries or any relative, associate or agent of such director, officer or employee has any interest in any of the Company's or any of the Subsidiaries' assets, or is a party, directly or indirectly, to any contract for employment or otherwise or any lease or has entered into any transaction with the Company or the Subsidiaries including, without limitation, any contract for the furnishing of services, by, or rental of real or personal property from or to, or requiring payments to, any such director, officer, employee, relative, associate or agent. Except as set forth on Schedule 4.21 of the Disclosure Schedule, no employee listed thereon has advised the Company or the Subsidiaries that he or she intends to terminate his or her employment relationship with the Company or the Subsidiaries.

      4.22 ERISA.

            4.22.1 Schedule 4.22 of the Disclosure Schedule sets forth all written "employee benefit plans", as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by the Company or the Subsidiaries or to which Seller or any of the Subsidiaries contributed or are obligated to contribute thereunder for current or former employees of the Company or the Subsidiaries (the "Plans"). Schedule 4.22 of the Disclosure Schedule separately identifies each Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

            4.22.2 True, correct and complete copies of the following documents, with respect to each of the Plans (other than the Multiemployer Plans), have been made available or delivered to Buyer by the Company or the Subsidiaries:
(a) any plans and related trust documents, and amendments thereto; (b) the most recent Forms 5500; (c) the last IRS determination letter, if applicable; and (d) summary plan descriptions.

            4.22.3 The Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

            4.22.4 The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable foreign, federal and state laws and regulations.

            4.22.5 No event has occurred, and no circumstance exists, in connection with which the Company, any Subsidiary or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

            4.22.6 With respect to each Plan, all payments due from the Company or any Subsidiary have been made and all amounts properly accrued as liabilities of the Company or any Subsidiary which have not been paid have been properly recorded on the books of Seller, the Company or the Subsidiaries and there are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of Seller, threatened with respect to such Plan or against the assets of such Plan.

            4.22.7 Except as set forth on Schedule 4.22 of the Disclosure Schedule, no Plan which is subject to Section 302 of ERISA has any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

            4.22.8 Except as set forth on Schedule 4.22 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not create, accelerate the time of payment or vesting of, or increase the amount of, compensation due to any person under any Plans.

            4.22.9 With respect to each Plan for which financial statements are required by ERISA or other applicable law, there has been no change in the financial status of such Plan since the date as of which the most recent such statements were prepared other than contributions and investments made in the ordinary course under such plans.

      4.23 Environmental Matters.

            4.23.1 The Company and the Subsidiaries have obtained or applied for all permits, licenses and other such authorizations required to be obtained by them for the operation of their businesses under the Environmental Laws.

            4.23.2 The Company and the Subsidiaries (i) are in compliance with all terms and conditions of the permits, licenses and authorizations required by Environmental Laws, and (ii) are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations, contained in the Environmental Laws.

            4.23.3 There have been no past and there are no civil, criminal or administrative actions, suits, hearings, proceedings, written notices of violation, claims or demands pending or, to the knowledge of Seller, threatened against the Company or any of the Subsidiaries under the Environmental Laws.

            4.23.4 There have been no releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or the Subsidiaries while owned or leased by the Company or the Subsidiaries.

            4.23.5 No property now or previously owned or leased by the Company or the Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities

List pursuant to CERCLA, on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or clean-up.

            4.23.6 Except as set forth on Schedule 4.23 of the Disclosure Schedule, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or the Subsidiaries.

            4.23.7 None of the Company or the Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or the Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

            4.23.8 There are no polychlorinated biphenyls that require remedial action or friable asbestos present at any property now or previously owned or leased by the Company or the Subsidiaries.

            4.23.9 To the knowledge of Seller, no conditions exist at, on or under any property now or previously owned or leased by the Company or the Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

      4.24 Information Concerning the Company and the Subsidiaries. Set forth on
Schedule 4.24 of the Disclosure Schedule is a full and complete schedule of the corporate structure of the Company and the Subsidiaries together with any and all names by which such Persons were formerly known and any and all names under which such Persons have conducted business. The Business is the only business now or heretofore conducted by the Company and the Subsidiaries and neither the Company nor any Subsidiary is a successor of any other business.

      4.25 TWIL. No assets of TWIL are necessary to conduct and operate the Business as heretofore conducted by the Company and the Subsidiaries except the assets owned by TWIL and used in connection with the game "Pit Ball."

      4.26 Bank Accounts. Schedule 4.26 of the Disclosure Schedule sets forth a complete list of all bank accounts of the Company and each Subsidiary including location, account number, type of account and authorized signatories thereto.

      4.27 Officers and Directors. Schedule 4.27 of the Disclosure Schedule sets forth a complete list of all officers and directors of the Company and each Subsidiary.

      4.28 Accuracy of Information. To the knowledge of Seller, the representations and warranties made by Seller contained in this Agreement or in any documents, instruments, certificates or schedules furnished pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      4.29 Disclaimer of Other Representations and Warranties; Knowledge; Disclosure.

            4.29.1 Seller does not make, and has not made, any representations or warranties relating to the Company or the Subsidiaries or the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein or in any document, certificate, instrument or schedule executed or delivered pursuant hereto. Without limiting the generality of the foregoing, Seller does not make, and shall not be deemed to have made, any representations or warranties in the confidential offering memorandum entitled "Project Future" relating to the Business, notwithstanding that it was prepared by Seller with the assistance of the firm of Wasserstein Perella & Co., Inc. and supplied to Buyer prior to the date hereof (the "Offering Memorandum") or in any presentation of the Business in connection with the transactions contemplated hereby, and no statement contained in the Offering

Memorandum or made in any such presentation shall be deemed a representation or warranty of Seller hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Offering Memorandum, are not and shall not be deemed to be or include representations or warranties of Seller. No other Person has been authorized by Seller, the Company or any of the Subsidiaries to make any representation or warranty relating to Seller, the Company, the Subsidiaries, the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller, the Company or any of the Subsidiaries.

            4.29.2 Whenever a representation or warranty made by Seller herein refers to the knowledge of Seller, such knowledge shall be deemed to consist only of the actual knowledge of the present or former directors and officers of Seller or the Company and senior management level employees of Seller and the Company, in each case during their tenure in such position.

            4.29.3 Notwithstanding any provision of this Agreement or any Schedule of the Disclosure Schedule to the contrary, any information disclosed in one Schedule of the Disclosure Schedule shall be deemed to be disclosed in all Schedules of the Disclosure Schedule. Certain information set forth in the Schedules of the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality.

                                    ARTICLE V

5. REPRESENTATIONS AND WARRANTIES OF BUYER

      5.1 Organization and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above.

            5.1.1 Buyer possesses the power and authority, corporate or otherwise, to enter into this Agreement and the documents and instruments contemplated hereby, to assume and perform its obligations hereunder, and thereunder, and to comply with the terms, conditions and provisions hereof.

            5.1.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Disclosure Schedule have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable in according to their terms.

            5.1.3 Except as set forth in Schedule 5.1 hereto, Buyer is not subject to or bound by any provision of

                  (i) any articles or certificate of incorporation or by-laws;

                  (ii) any law, statute, rule, regulation or judicial or administrative decision;

                  (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, trust; or

                  (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or under which there would be a default as a result of, nor is the consent of any Person under any contract or agreement which has not been obtained required for, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, other than notification pursuant to the HSR Act.

      5.2 Government Approval. Except as contemplated by Section 6.4 hereof, no action, approval, consent or authorization, including, but not limited to any action, approval, consent or authorization by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to Buyer in order to constitute this Agreement as a valid and binding obligation of Buyer.

      5.3 Financial Ability to Perform. Sufficient funds and credit arrangements are available to Buyer as of the date hereof, and will be available at the Closing, to pay the Cash Payment.

      5.4 Brokers and Intermediaries. Buyer has not employed any broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, advisor's, consultant's, investment banking or similar fee or commission from Buyer in connection therewith or upon the consummation thereof.

      5.5 Investment Intent Regarding the Shares and the Subsidiaries' Shares. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"). Buyer further understands that the Shares are characterized as "restricted securities" under the United States securities laws in that they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain circumstances. Buyer is acquiring the Shares for its own account for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Buyer shall not so distribute or resell any of the Shares or the Subsidiaries' Shares in violation of any such law or any similar foreign law.

      ARTICLE VI

6. CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

      6.1 Access and Information. Seller shall and shall cause the Company and the Subsidiaries to permit Buyer and its representatives and agents after the date of this Agreement and up to the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to the books, records and employees of the Company and the Subsidiaries, for the purpose of verifying the representations and warranties of Seller hereunder, provided that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the Business or operation of the Company or the Subsidiaries. In addition, Seller shall cause the Company and the Subsidiaries to allow Buyer and its representatives and agents (including an environmental consultant) after the date of this Agreement access, during normal business hours and upon reasonable advance notice, to the properties of the Company and the Subsidiaries and make available to Buyer during normal business hours those employees of the Company or the Subsidiaries as shall be reasonably available who have been involved in environmental compliance in order to allow Buyer to investigate the facilities with respect to environmental matters. All information provided to Buyer pursuant hereto shall be subject to the Confidentiality Agreement.

      6.2 Conduct of Business; Inter-company Accounts.

            6.2.1 Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to, approved of or instructed by Buyer, each of the Company and the Subsidiaries shall:

                  6.2.1.1 carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts (i) to preserve intact its present business organization;
(ii) maintain its properties in good operating condition and repair; (iii) keep available the services of its present officers and employees; and (iv) preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be unimpaired following the Closing;

                  6.2.1.2 not issue or sell any shares of their capital stock, or to issue any options, warrants or other rights of any kind to acquire any such shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares, or enter into any agreement obligating it to do any of the foregoing;

                  6.2.1.3 pay accounts payable and other obligations as and when they become due and payable in the ordinary course of business consistent with prior practice;

                  6.2.1.4 perform in all respects all of their obligations under all contracts and other agreements and instruments and comply in all respects with all laws applicable to them;

                  6.2.1.5 not enter into or assume any agreement, contract or instrument having a term of more than one year or involving more than US$25,000, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof;

                  6.2.1.6 not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation), other than periodic salary increases in the ordinary course of business, of any employee or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement;

                  6.2.1.7 not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article IV;

                  6.2.1.8 not enter into any agreement or conduct business dealings with any Affiliate of Seller (other than the Subsidiaries) except pursuant to the WEA Distribution Agreement and the WIE License Agreement or in accordance with the conduct of the Business in the ordinary course of business and consistent with prior practices, none of which singly or in the aggregate is material; and

                  6.2.1.9 not enter into any agreement, arrangement or incur any obligation for the borrowing of money other than borrowings from Affiliates constituting Inter-company Accounts.

            6.2.2 From the date hereof through the Closing Date, Buyer and/or Seller may make recommendations for termination of certain employees and/or facilities of the Business or otherwise restructure the Company and the Subsidiaries. Seller shall not permit the Company or any Subsidiary to make such terminations or restructuring without the prior written consent of Buyer. In the event of any proposed termination or restructuring event, Seller shall cause the Company to prepare a report of the costs of such termination or restructuring, including, without limitation, severance payments. Any termination costs and expenses in excess of amounts calculated on the basis of the severance policies and contracts disclosed in the Disclosure Schedule shall be specifically identified for Buyer. Upon Buyer's approval of such termination or restructuring and associated costs, Seller may cause the Company to effect such termination or restructuring and incur the costs consistent with Buyer's approval. In such event the minimum Working Capital required at Closing as set forth in Section
6.13 hereof shall be reduced to the extent that the Company or the Subsidiaries make payments in respect of such termination or restructuring costs prior to the Closing Date.

            6.2.3 Seller and Buyer acknowledge that all Inter-company Accounts between Seller and any Affiliate of Seller (other than the Company or the Subsidiaries) on the one hand and the Company and the Subsidiaries on the other may be settled prior to the Closing, and provided however, that no assets of the Company or the Subsidiaries other than available cash may be used for purposes of such settlement (with the Final Net Asset Value adjusted accordingly) and provided further, that no funds are borrowed to be used for purposes of such settlement. Any Inter-company Accounts of the Company or any Subsidiary to Seller or any Affiliate of Seller (other than the Company or the Subsidiaries) not discharged prior to the Closing shall be capitalized and deemed discharged at the Closing.

            6.2.4 Notwithstanding Section 6.2.3 hereof, Seller and Buyer acknowledge that all loans due from the Company or any Subsidiary to any Subsidiary, other than an obligation described in

Code Section 956(c)(2)(C), shall be discharged by way of a dividend prior to the Closing.

      6.3 Environmental Report. Buyer shall have the right, at its own expense, to conduct an environmental review to the extent it deems appropriate of any and all of the premises currently owned or occupied by the Company, the Subsidiaries or the Business. Buyer shall engage its independent environmental consultants as soon as practical after the date hereof and use its reasonable best efforts to complete such environmental reviews as promptly as practical but such report must be completed and received on or before March 31, 1996.

      6.4 Regulatory Filings/Hart-Scott-Rodino. Seller and Buyer shall furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Seller, and/or its Affiliates and Buyer and/or its Affiliates, as appropriate, will file as soon as reasonably practicable, but in any event within two weeks of the execution of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice notification and report forms with respect to the sale and purchase of the Shares as contemplated hereunder pursuant to the HSR Act and local law, as the case may be. The parties shall also file such notification and report forms with all applicable governmental and regulatory authorities and agencies in such foreign jurisdiction, as may be necessary under local laws with respect to the sale and purchase of the Shares. Such notification and report forms will comply as to form with all requirements applicable thereto and all of the data and information reported in such forms shall be true, correct and complete in all material respects. The parties shall comply as promptly as practicable with all requests if any for additional information and documentary materials unless, in the reasonable opinion of counsel, such information or documentation, as the case may be, is not required to be produced. Such additional information and documentation will comply as to form with all requirements applicable thereto and will be true, correct and complete in all material respects and shall be delivered sufficiently in advance of the Closing Date to allow any period of time specified by law, and any extensions thereof, to expire prior to the Closing Date. Each of Buyer and Seller shall pay one-half of Buyer's filing fee under the HSR Act. Buyer and Seller shall use commercially reasonable efforts to effect compliance with the conditions specified in Sections 7.5 and 6.18 hereof.

      6.5 Tax Matters. Except as provided in Section 6.5.1 hereof Seller shall be liable for, shall pay and shall indemnify and hold Buyer, the Company and the Subsidiaries harmless against all Taxes of the Company and the Subsidiaries for any taxable period ending on or before the Closing Date including any Taxes from the making of the Section 338(h)(10) Election.

            6.5.1 Buyer shall cause the Company and the Subsidiaries to be liable for, and to pay and indemnify and hold

Seller harmless against (i) any and all Taxes of the Company or the Subsidiaries for any taxable year or portion thereof commencing on or after the Closing Date;
(ii) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of the Company or the Subsidiaries occurring on the Closing Date but after the Closing; and (iii) any and all Taxes accrued by the Company or the Subsidiaries as reflected on the Certified Final Balance Sheet; provided that nothing in this Section 6.5.1 shall include any Tax attributable to the making of the Section 338(h)(10) Election or a comparable election under state, local or foreign law.

            6.5.2 Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Company or the Subsidiaries shall be apportioned between Seller and the Company based on the actual operations of the Company and the Subsidiaries during the portion of such period ending on the Closing Date, and the portion of such period beginning on the date following the Closing Date, and each portion of such period shall be deemed to be a taxable period.

            6.5.3 Except as set forth in Section 6.5.1, Seller shall indemnify and hold Buyer and the Company harmless with respect to any Tax imposed on Buyer, the Company or the Subsidiaries under Subpart F of the Code with respect to the Company or the Subsidiaries attributable to the portion of the taxable period of the Company or the Subsidiaries which includes the Closing Date. The income taxable under Subpart F of the Code of the Company or the Subsidiaries will be allocated to the periods up to and including the Closing Date and to the period after the Closing Date by closing the books of the Company or the Subsidiaries as of the end of the Closing Date.

            6.5.4 Seller shall be entitled to all refunds (including without limitation interest with respect thereto) of Income Taxes received by or on behalf of the Company or the Subsidiaries relating to any Pre-Closing Period, except to the extent such refunds are included in the Final Net Asset Value, and Buyer shall pay, or shall cause the Company or the Subsidiaries to pay, to Seller any such refund promptly after receipt thereof. At the request of Seller, Buyer shall file, or shall cause the Company or the Subsidiaries to file, any claims for such refunds. Notwithstanding the foregoing, Seller shall not be entitled to any refund resulting from the filing of an amended Return after the Closing to carry back any losses resulting from operations or transactions of the Business after the Closing.

            6.5.5 Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to represent the interests of the Company or the Subsidiaries in any Tax audit or administrative or court proceeding relating to Returns with respect to which Seller may be liable (in whole or in part) under this Agreement (including without limitation any such proceedings relating to the Business, income, properties or operations of the Company or the Subsidiaries for Pre-Closing Periods). Buyer will cause the Company to cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such proceeding at Seller's sole cost and expense.

            6.5.6 Buyer will cause the Company to promptly notify Seller in writing upon receipt by the Company or any Affiliate of the Company of a written notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company or the Subsidiaries, so long as any Pre-Closing Period remains open; and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Buyer or any affiliate of Buyer which may affect the Tax liabilities of Seller, in each case for Pre-Closing Periods only. Seller shall promptly notify Buyer in writing upon receipt by Seller or any Affiliate of Seller of a written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company or the Subsidiaries, in each case for Post-Closing Periods.

            6.5.7 After the Closing Date, Buyer and Seller shall provide each other, and Buyer shall cause the Company or the Subsidiaries to provide Seller, with such cooperation and information relating to the Company or the Subsidiaries as either party reasonably may request in filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Company or the Subsidiaries to retain, all Returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 6.5 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 6.5.

            6.5.8 Notwithstanding any other provision of this Agreement to the contrary, all transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the sale, transfer or delivery of the Shares hereunder shall be borne equally by Buyer and Seller, and Seller shall file all necessary Returns and other documentation with respect to all such Taxes.

      6.6 Affiliate Obligations.

      6.6.1 After the Closing, Buyer shall not permit (i) the Company or any of the Subsidiaries to renew, extend or increase the liability under or assign any of the contracts or agreements set forth on Schedule 6.6 of the Disclosure Schedule with respect to which Seller or any of its Affiliates have issued guarantees; (ii) sell, assign, transfer or convey the Shares to a Person not an Affiliate of Buyer; or (iii) permit the Company to sell, assign, transfer or convey all or substantially all of the Company's assets; unless Seller or such Affiliate, as the case may be, is released from all such guarantees. This provision shall not prevent Buyer from subletting all or any portion of the premises subject to a real property lease.

      6.7 Books and Records. Buyer will, and will cause the Company and the Subsidiaries, to retain all books, records and other documents pertaining to the Business in existence on the Closing Date and delivered to Buyer and to make the same available after the Closing Date for inspection and copying by Seller or any Affiliate of Seller at Seller's expense during the normal business hours of the Company or the Subsidiaries, as applicable, upon reasonable request and upon reasonable notice for the purpose of preparing Seller's financial statements or as may be necessary to perform Seller's indemnification obligations hereunder. No such books, records or documents shall be destroyed by Buyer, the Company or the Subsidiaries without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyer will, and will cause the Company and the Subsidiaries to, make available to Seller, the Affiliates of Seller and their respective representatives, all information deemed necessary or desirable by Seller or such Affiliates in preparing their respective financial statements and conducting any audits in connection therewith.

      6.8 Announcement. Hereafter, neither Seller or its Affiliates on the one hand nor Buyer or its Affiliates on the other will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable securities laws or stock exchange regulations.

      6.9 Use of Names. Buyer agrees that it will, as promptly as practicable but in any event within 60 days following the Closing Date, eliminate the names "Time", "Time Warner", "Time Warner Interactive", and the initials "TWI" or "TWi" (and any variants thereof) from the name of the Company and the Subsidiaries and within 45 days following the Closing Date, cause the Company to remove or obliterate all trade names, trademarks and logos related to such names from all signs, purchase orders, invoices, sales orders, packaging stock, inserts, labels, letterheads, shipping documents and other materials used by the Company or the Subsidiaries. Notwithstanding anything herein to the contrary, Buyer agrees that after the Closing Date it will neither use, nor permit the Company and the Subsidiaries to use, (i) any purchase orders, invoices, sales orders, letterheads or shipping documents existing on the date hereof, which bear the name "Time", "Time Warner", "Time Warner Interactive", the initials "TWI" or "TWi" or any logo related to such names (or any variants thereof) or any name or logo confusingly similar thereto, without first obliterating or covering such name, mark or logo, or (ii) any such materials not in existence on the Closing Date which bear such name, mark or logo (or any variants thereof); provided, however, that the Company and the Subsidiaries shall have the right to sell or dispose of the entire existing inventory (including work in process) of product and replacement parts already packaged and products and parts ordered from suppliers as of the Closing Date, including, without limitation products and replacement parts relating to coin-operated video arcade games, home video games and personal computers, despite the use or inclusion of one or more of the marks otherwise prohibited under this provision. At Seller's request, Buyer will cause the Company to cooperate, and will cause each of the Subsidiaries to cooperate, in taking all steps reasonably necessary in any jurisdiction to preserve for Seller and, where appropriate, assign to Seller, all right, title and interest in and to said names, the registration and usage thereof and the goodwill associated therewith. Buyer will not, and will cause the Company and the Subsidiaries not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of said names.

      6.10 Restrictive Covenants.

            6.10.1 Non-Competition. For a period of five years following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, own, manage, operate or control, whether as an owner, partner, investor, stockholder or otherwise any Person which is engaged in the business of developing, manufacturing, marketing, licensing, publishing or selling coin-operated video arcade games (the "Coin-op Business"); or for itself, or on behalf of any other Person, call on any supplier of Buyer or be in contact in any way with any customer or supplier of Buyer for the purpose of soliciting, diverting or taking away any supplier or customer of Buyer. The licensing by Seller and its Affiliates of their intellectual properties to a Person engaged in the Coin-op Business shall not be deemed a breach of this covenant. The acquisition by Seller and/or its Affiliates of, or investment in, any Person, entity or business 15% or less of whose annual revenues are derived from or 15% or less of whose assets are employed in a Coin-Op Business shall not constitute a breach of this covenant.

            6.10.2 Non-Solicitation. If this Agreement is terminated, Buyer and its Affiliates on the one hand and Seller and its Affiliates on the other hand will not, for a period of three years thereafter, directly or indirectly, solicit, encourage, entice or induce to terminate his or her employment with such party, any Person who is an employee of the other party at the date hereof or at any time hereafter that precedes such termination.

            6.10.3 Affiliate Veto Power. If Seller or any Affiliate of Seller has veto power over certain activities of a Person, such Person shall not be deemed an Affiliate of Seller for the purposes of Sections 6.10.1 and 6.10.2 hereof unless such veto power, if exercised, would restrict or prevent such Person from engaging in activities restricted under such Sections .

            6.10.4 Rights and Remedies Upon Breach. If Buyer or its Affiliates on the one hand or Seller or its Affiliates on the other hand breach, or threaten to commit a breach of, any of the provisions relating to such parties of Sections 6.10.1 or 6.10.2 hereof, the other party shall have the right and remedy to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury and that money damages would not provide an adequate remedy. This right of specific performance is in addition to, and not in lieu of, any other rights and remedies available to the parties under law or in equity.

            6.10.5 Severability of Covenant. The parties hereto acknowledge and agree that the foregoing covenants in this Paragraph 6.10 are reasonable and valid in geographical and temporal scope and in all other respects and that they have received full and adequate consideration therefor. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the foregoing covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, and, in its reduced form, such provision shall then be enforceable.

      6.11 Commercially Reasonable Efforts. Each of the parties hereto shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

      6.12 Notice of Certain Information. Buyer or Seller, as appropriate, shall promptly notify the other upon discovery of any information (and the basis thereof) which would indicate that a condition to a parties obligation to consummate the transactions contemplated by this Agreement will not be satisfied.

      6.13 Working Capital. Seller hereby guarantees that the amount of Working Capital Assets (as hereafter defined) of the Company and the Subsidiaries reflected on the Interim Balance Sheet and the Final Balance Sheet shall exceed the amount of total liabilities reflected thereon by at least US$19,000,000. The amount of such excess is hereafter referred to as "Working Capital." For purposes of such calculation, such US$19,000,000 shall be reduced by the amount of termination or restructuring costs actually paid by the Company or any Subsidiary prior to the Closing Date as provided in Section 6.2.2 hereof and the amount of total liabilities shall be determined without regard to any termination or restructuring costs accrued as a result of terminations or restructurings effected in accordance with Section 6.2.2 hereof but which remain unpaid as of the Closing Date.

"Working Capital Assets" shall mean the sum of (i) cash, (ii) accounts receivable, (iii) Inventory and (iv) prepaid expenses to the extent such prepaid expenses relate to expenses to be incurred by the Company or any Subsidiary on or before December 31, 1996 or for which the Company or any Subsidiary is entitled to receive a cash refund within sixty days following the Closing. In the event of any deficiency in the amount of Working Capital reflected on either the Interim Balance Sheet or the Final Balance Sheet, Seller shall promptly make an additional cash capital contribution to the Company so as to reach the minimum Working Capital level of US$19,000,000. Notwithstanding the above, in the event the Interim Balance Sheet reflects a deficiency of Working Capital in excess of US$8,000,000, provided Seller is not in default hereunder, Seller may elect to terminate this Agreement by written notice of such election delivered to Buyer together with the Interim Balance Sheet; such election shall be effective as of the Closing Date unless Buyer, prior to the Closing Date, shall have waived in writing Seller's guaranty of minimum Working Capital so as to reduce such level to an amount which would require Seller to contribute only US$8,000,000 to the Company to meet the minimum Working Capital necessary for Closing. If Buyer shall not have waived such obligation prior to the Closing Date, then this Agreement shall terminate effective as of the Closing Date without further obligation hereunder except that Seller shall reimburse Buyer and its Affiliates for all reasonable out-of-pocket expenses, including attorneys' and accountants' fees and expenses incurred by

Buyer or its Affiliates in connection with the negotiation and execution of this Agreement and the preparation for Closing hereunder up to a maximum of US$1,000,000. Such expense reimbursement shall be paid to Buyer (or such other Person designated by Buyer) within ten business days of Buyer's written demand therefor, delivered to Seller together with reasonable documentation of such out-of pocket expenses. Buyer shall supply additional information regarding such expenses as Seller shall, on a timely basis, reasonably request.

      6.14 Audited Financial Statements. Seller acknowledges that it is an essential part of this transaction that Buyer receive the Audited Financial Statements for each of the nine months ended December 31, 1994 and the fiscal year ended December 31, 1995 in form and content acceptable for filing by Buyer on Form 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement. Seller shall at its expense cause such Audited Financial Statements to be prepared and certified by Ernst & Young LLP without qualification and delivered to Buyer on or before the Closing Date.

      6.15 Compliance With Gaming Laws. Buyer and/or its Affiliates are subject to various gaming laws, regulations, rules and procedures of certain foreign and domestic jurisdiction in which Buyer or its Affiliates conduct business (the "Gaming Laws"). As soon as practical after the date hereof, Buyer or its Affiliates shall advise the appropriate gaming authorities of or otherwise take such action with respect to the transactions contemplated by this Agreement as it deems appropriate in connection with such Gaming Laws and the maintenance of licenses thereunder by Buyer and its Affiliates. Seller shall cause the Company and the Subsidiaries to promptly supply such information regarding the Company and the Subsidiaries and the operation of the Business reasonably requested by Buyer to respond to inquiries which may be made by any gaming board, commission or authority including, without limitation, with respect to litigation, indictments, criminal proceedings and the like of the Company, the Subsidiaries or any of their officers, directors or employees. Buyer and its Affiliates shall use their best reasonable efforts to promptly respond to requests for information or resolve any objection made by any such board, commission or authority with respect to the transactions contemplated by this Agreement or the Business and Buyer shall promptly notify Seller of any objection it may receive. Upon written request from Buyer, Buyer and Seller may mutually agree to adjourn the Closing Date for one or more reasonable periods, to enable Buyer or its Affiliates to (i) respond to or address requests by any such commission, board or authority for information, objections or requests for additional time to examine the transaction and (ii) comply with any Gaming Law. If prior to March 31, 1996, Buyer or its Affiliates reasonably determines, with advice of counsel, that as a result of the transactions contemplated by this Agreement being consummated, it will not be in compliance with any applicable Gaming Laws or the maintenance of any existing gaming licenses or the obtaining of gaming licenses or permits by Buyer or any of its Affiliates will be jeopardized, then Buyer shall have the right to terminate this Agreement without penalty by written notice of its election to do so. Notwithstanding any provision of the foregoing to the contrary, in the event that Buyer has not notified Seller of any request for information or any objection raised by any gaming board, commission or authority by March 15, 1996, and this Agreement is subsequently terminated pursuant to this provision, Buyer shall reimburse Seller for its reasonable expenses, including attorneys' and accountants' fees and expenses, incurred after March 15, 1996 in preparing for the Closing.

      6.16 Code Section 338 Election. If timely requested in writing by Seller, Buyer shall, at the time and in the manner requested by Seller, join with Seller in making a Code Section 338(h)(10) (as amended) election with respect to the purchase and sale of the Shares and, in connection therewith, (i) shall cause a Department of Treasury Form 8023-A (or the successor form thereto) that has been completed in accordance all applicable Treasury Regulations to be executed on the Closing Date and deliver same to Seller, and (ii) take such other action as Seller shall reasonably request including, without limitation, providing Seller with any requested information, and making available and causing appropriate persons to take any action on behalf of Seller, required for the making of a Code Section 338(h)(10) election in accordance with all applicable Treasury Regulations and Department Treasury Form 8023-A. For purposes of the Code
Section 338(h)(10) election, the
parties shall determine and allocate the Modified Aggregate Deemed Sale Price (as defined by the applicable Treasury regulations) ("MADSP") among the assets of the Company and prepare any required forms in accordance with the procedures set forth on Schedule 6.16 of the Disclosure Schedule. The Buyer and the Seller agree to act in accordance with such allocations in any relevant income tax return or similar filings. Seller shall pay any income Tax attributable to the making of the Section 338(h)(10) election (and shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay such income Tax) in accordance with the tax indemnification provisions set forth in this Agreement. Seller will also pay any state, local or foreign Tax (and indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Shares hereunder where the state, local or foreign tax jurisdiction (i) does not provide or recognize a Section 338(h)(10) election or (ii) does not apply its provisions corresponding to
Section 338(h)(10) of the Code to the purchase and sale of the Shares.

         6.17 Buyer Cooperation. Buyer shall use all reasonable efforts, at Seller's expense (except for the cost of services rendered by employees of Buyer or its Affiliates) to cooperate with Seller in obtaining consents of any Persons required under the


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documents and agreements set forth on Schedule 8.9 of the Disclosure Schedule.

         6.18    Consents. An Affiliate of Buyer is a party to agreements with
a)Panasonic Software Company and Interactive Media Division of Matsushita Electric Industrial Co., Ltd. ("Panasonic"); and b) G.T. Interactive Software Corp. ("GTI") which agreements conflict with the WEA Distribution Agreement, the WIE License Agreement and certain other agreements to which the Company is a party (the "Conflicting Agreements"). Accordingly, it is necessary for Buyer's Affiliate to obtain the consents of Panasonic and GTI to the Company's performance of its obligations under the Conflicting Agreements prior to the Closing Date. Buyer shall use its best efforts to secure such consents prior to March 7, 1996. Buyer shall immediately notify Seller if such consents have not been obtained by Buyer prior to March 7, 1996 and shall advise Seller of specific issues which require consent. Seller shall have ten business days to cause the Company to modify, cancel, terminate or otherwise remedy the conflicts the Conflicting Agreements have with the Panasonic and GTI agreements and Seller and Buyer shall mutually consult and cooperate with each other to resolve the conflicting issues. If such conflicts are not resolved within such ten business days or if the consents of Panasonic and GTI are not obtained by such time, Buyer shall then have the right to terminate this Agreement without penalty by written notice of its election to do so.


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

         6.19 Public Announcement. Buyer, Seller and their Affiliates shall not make any public disclosure or announcement regarding this Agreement or the transactions contemplated hereby prior to such time as the consents referred to in Section 6.18 hereof have been obtained by Buyer's Affiliate.

         6.20 Disposition of TWIL. Prior to the Closing Date, Seller shall cause the Company to dispose of all of the capital stock of TWIL by dividend made to Seller or an Affiliate of Seller or otherwise. To the extent that the WEA Distribution Agreement, the WEI License Agreement or any other contract or agreement set forth on Schedule 4.18 of the Disclosure Schedule relate to the game "Pit Ball" or provide or require the obligations thereunder to, in whole or in part, be performed by TWIL, Seller shall or Seller shall cause TWIL to assume and perform TWIL's obligations thereunder. Seller shall indemnify and hold harmless Buyer and its Affiliates, in accordance with this Agreement, from any Liabilities of TWIL and its business and from any Liabilities under any contract or agreement to which the Company or any Subsidiary is a party insofar as such contract or agreement relates to the game "Pit Ball." Buyer acknowledges that the Company and the Subsidiaries shall have no rights in and to the game "Pit Ball" after the Closing.

         6.21 Assignments by TWIL. Prior to the Closing Date, if requested by Buyer, Seller will cause TWIL to assign the International Nintendo Licenses to the Company or to one of the Subsidiaries, as Buyer shall designate. In the event of such


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

assignment, Seller and the Company shall cooperate with Buyer in obtaining the consent of Nintendo Co., Ltd. to such assignment.

                                  ARTICLE VII

7.       CONDITIONS PRECEDENT OF SELLER

         The obligation of Seller to consummate the transactions described in
Article II hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         7.1 Representations and Warranties. The representations and warranties of Buyer made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         7.2 Agreements. Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

         7.3     Buyer Certificate; Payment.

                 7.3.1 Seller shall have been furnished with a certificate of an authorized officer of Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 hereof have been fulfilled and confirming the acknowledgement set forth in Section 9.2 hereof.


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

                 7.3.2 Seller shall have received confirmation of the receipt of the Cash Payment to be made at Closing in respect of the Purchase Price in the manner prescribed in Section 3.2.2.1 hereof, or such other means as Seller may deem acceptable at the Closing.

                 7.3.3 The Company shall have duly executed and delivered to Seller the Interim Four Year Note, the Interim Two Year Note and the Security Agreements together with the documents and instruments contemplated thereby.

         7.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyer, Seller, or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         7.5 Government Approval. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the Seller, the Company, the Subsidiaries or Buyer, necessary on the part of Seller or Buyer or their respective Affiliates to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR


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

Act, if applicable, shall have expired or terminated, as applicable).

         7.6 Miscellaneous Closing Deliveries. Seller shall have received each of the following:

                 7.6.1 all documents, instruments and other closing deliveries;

                 7.6.2 such evidence as Seller may reasonably request, in order to establish c) the corporate power and authority of Buyer to consummate the transactions contemplated by this Agreement and d) compliance with the conditions of Closing set forth herein;

                 7.6.3 an opinion of counsel to Buyer reasonably acceptable to Seller substantially in the form of Exhibit F to the Disclosure Schedule.

                                  ARTICLE VIII

8.       CONDITIONS PRECEDENT OF BUYER

         The obligation of Buyer to consummate the transactions described in
Article II hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         8.1 Representations and Warranties. The representations and warranties of Seller made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.


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

         8.2 Agreements. Seller shall have performed and complied in all material respects with all of its respective undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Seller Certificate. Buyer shall have been furnished with a certificate of an authorized officer of Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 8.1 and 8.2 hereof have been fulfilled.

         8.4 Interim Balance Sheet. Buyer shall have received the Interim Balance Sheet, in form and in level of detail reasonably satisfactory to it together with the Certificate and letter described in Section 2.3 hereof.

         8.5 Environmental Reviews. Buyer shall have received results satisfactory to Buyer of the environmental reviews it conducts on the premises owned or occupied by the Company, the Subsidiaries or the Business, provided that any such results of such reviews were obtained as required under Section
6.3 hereof. The results of any such environmental review shall be deemed acceptable to Buyer if e) such review does not reveal a condition that constitutes a violation of any Environmental Law or which absent remedial action, with or without the passage of time, would become a violation of any Environmental Law or (ii) any environmental condition which absent remedial action, with or without the passage of time, would reasonably be expected to result in a material liability or a violation of any Environmental Law is revealed in a written report submitted by Buyer's independent environmental audit firm and has been provided to Seller and the written estimate by Buyer's independent environmental audit firm with respect to the reasonable good faith cost to remedy such environmental condition (a) (i) does not exceed US$25,000, or (ii) exceeds US$25,000 but is less than $2,000,000 and Seller, at Seller's option, deducts from the Purchase Price and reduces the Cash Payment by the amount of such estimate in excess of US$25,000 and (b) the remedial or clean up action determined by Buyer's independent environmental audit firm as necessary to correct an environmental condition identified in such report is not reasonably expected to result in or require any disruption in the operation of the Business (whether by interruption or change of operations or otherwise) that would have a material adverse impact on the Business.

         8.6 No Injunction. No injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against Buyer, Seller or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         8.7 Government Approval. All consents, approvals and authorizations of governmental and regulatory authorities, and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Seller or Buyer or their respective Affiliates, necessary on the part of Seller or Buyer, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of


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

the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

         8.8 Financial Statements. Buyer shall have been furnished with copies of the Audited Financial Statements for each of the 9 months ended December 31, 1994 and the fiscal year ended December 31, 1995 in form and content acceptable for filing by Buyer on Form 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.

         8.9 Consents. Consents of any Persons required under the documents and agreements referred to in Section 4.18 hereof as a result of the sale and transfer of the Shares to Buyer hereunder and to the sale and transfer of the Shares to Buyer hereunder, all as set forth on Schedule 8.9 of the Disclosure Schedule, shall have been obtained and delivered to Buyer and certificates of the Persons designated by an asterisk on Schedule 8.9 of the Disclosure Schedule shall have been obtained and delivered to Buyer confirming that each document or agreement referred to in such certificate is in full force and effect and no party thereto is in default and no claim of default by any party has been made or is pending and there does not exist any event which with notice or the passing of time, or both, would constitute a default or would excuse performance by any party thereof. Such consents and certificates shall also have been obtained and delivered to Buyer in respect of contracts


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

entered into in the ordinary course of business between the date hereof and the Closing Date.

         8.10 Instruments of Transfer. Buyer shall have received a stock certificate or stock certificates, evidencing the Shares, in each case endorsed in blank for transfer or with separate stock powers sufficient to transfer all of Seller's right, title and interest in and to the Shares to Buyer and to vest in Buyer good and marketable title to the Shares in accordance with the terms of this Agreement.

         8.11 Books of Account. Buyer shall have received the Company's books of account, records, leases, indentures, contracts, agreements, evidences of indebtedness, securities, correspondence and other documents relating to the Business including the minute books of the Company and the Subsidiaries. Unless otherwise requested by Buyer, delivery of the foregoing shall not be effected by physical delivery at the Closing but by surrendering possession of the premises containing the foregoing to Buyer.

         8.12    Resolutions.

                 8.12.1 Buyer shall have received a certificate of the Secretary of Seller certifying the resolutions duly adopted by the board of directors of Seller authorizing and approving the transfer of the Shares and performance by Seller of its obligations hereunder and the other documents and instruments to be executed and delivered in connection herewith and stating that such resolutions have not been amended or revoked and are in full force and effect on the Closing Date.

         8.13 Incumbency Certificates. Buyer shall have received a certificate of the Secretary of Seller dated the Closing Date as to the incumbency and signatures of each of their respective officers authorized to act with respect to this Agreement and the documents and instruments to be executed in connection herewith.

         8.14 Certificates of Incorporation. Buyer shall have received the Certificate of Incorporation (or other appropriate charter document) for each of the Company and the Subsidiaries as issued and certified within five business days prior to the Closing Date by the Secretary of State (or other appropriate governmental authority) of their respective jurisdiction of incorporation.

         8.15 By-laws. Buyer shall have received a Certificate of the Secretary for each of the Company and the Subsidiaries certifying that the By-laws attached thereto are true and complete and in full force and effect on the Closing Date.

         8.16 Good Standing Certificates. Buyer shall have received long form certificates of good standing (or the equivalent thereof) (i) for Seller, issued by the Secretary of State of Delaware and (ii) to the extent available, for the Company and the Subsidiaries issued by the Secretary of State (or other appropriate governmental authority) of each of their respective jurisdictions of incorporation and by each jurisdiction where they are qualified to do business, dated and certified within five business days prior to the Closing and, to the extent available, bring-down good standing telegrams dated the Closing Date.


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

         8.17 Resignations of Officers and Directors. Buyer shall have received the resignations of the officers and directors of the Company and the Subsidiaries effective on or prior to the Closing Date.

         8.18 Disposition of TWIL. Seller shall have caused the Company to have disposed of TWIL in accordance with Section 6.20 hereof.

         8.19 WEA Distribution Agreement. The term of the WEA Distribution Agreement shall have been terminated, all outstanding issues regarding the "Products" as defined therein shall have been reasonably resolved pursuant to the terms of the WEA Distribution Agreement or, if there is no pertinent provision therein, in the customary fashion, and appropriate entries shall be made in the Company's books and records with respect to the receivable due TWIC and any price protection arrangements or reductions in the value of such Products.

         8.20 WIE License Agreement. The WIE License Agreement shall have been amended so as to provide that TWIC shall have no obligation to continue to manufacture products in Ireland, and to make, if necessary, appropriate recognition with respect to price if such products were previously manufactured in Ireland and are thereafter manufactured in places other than Ireland or by third parties.

         8.21 Miscellaneous Closing Deliveries. Buyer shall have received each of the following:


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

                 8.21.1 all documents, instruments and other closing deliveries, including without limitation, those specified in Section 3.2 hereof;

                 8.21.2 such additional evidence as Buyer may reasonably request, in order to establish f) the corporate power and authority of Seller to consummate the transactions contemplated by this Agreement and g) compliance with the conditions of closing set forth herein; and

                 8.21.3 opinions of counsel to Seller reasonably acceptable to Buyer substantially in the form of Exhibits G and H to the Disclosure Schedule.

         8.22 Further Documents. Buyer shall have received such further certificates and documents as shall have been reasonably requested by Buyer.

                                   ARTICLE IX

9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN ACKNOWLEDGMENTS

         9.1 Survival of Representations and Warranties of Seller. Notwithstanding any right of Buyer and its representatives fully to investigate the affairs of the Company and the Subsidiaries and the Business and notwithstanding any knowledge of facts determined or determinable by Buyer and its representatives pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. All such representations warranties, covenants and agreements shall survive


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

the execution and delivery hereof except that the representations and warranties set forth in h) Sections 4.1, 4.5, 4.6, 4.7, 4.10, 4.11, 4.12, 4.13,
4.18, 4.19, 4.21 and 4.29 hereof shall survive for one and one-half years after the Closing Date; i) Sections 4.2, 4.9 (excluding the first two sentences thereof), 4.14, 4.16, 4.17, 4.20, 4.26, 4.27 and 4.28 hereof shall survive for three years after the Closing Date; j) Sections 4.15 and 4.22 shall survive for a period equal to the applicable statute of limitations with respect to the assertion of a claim for each such matter; and k) Sections 4.8.2, 4.8.4 and
4.8.6 shall survive, with respect to each of the license agreements referred to therein, for a period equal to one year after the expiration of each such license; and thereafter, neither Buyer nor any affiliate of Buyer shall be entitled to first assert a claim against Seller by reason of any such representation or warranty being untrue or incorrect when made.

         9.2     Information. Buyer hereby acknowledges each of the following:

                 9.2.1 Buyer has received all materials relating to the Business of the Company and the Subsidiaries which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller hereunder or to otherwise evaluate the merits of the transactions contemplated hereby;

                 9.2.2 Seller and its representatives have answered to Buyer's satisfaction all inquiries that Buyer or its representatives have made concerning the Business or otherwise relating to the transactions contemplated hereby; and

                 9.2.3 Buyer has not relied, in whole or in part, on any information contained in the Offering Memorandum and Seller is making no representations or warranties with respect to the Offering Memorandum.

                                   ARTICLE X

10.      INDEMNIFICATION

         10.1 Indemnification of Buyer and its Affiliates by Seller. Seller shall defend and promptly indemnify and hold harmless Buyer and its Affiliates, successors and assigns from and against any and all l) liabilities, losses, costs or damages ("Loss"); and m) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Buyer and its Affiliates in connection with or arising from:

                 10.1.1 any breach by Seller of any of its covenants or agreements in this Agreement or in any agreement or instrument contemplated hereby;

                 10.1.2 any failure of Seller to perform any of its obligations in this Agreement or any agreement or instrument contemplated hereby;

                 10.1.3 any representation or warranty of Seller in this Agreement or any agreement or instrument contemplated hereby being untrue or incorrect in any respect;

                 10.1.4 any liability of Seller for any Tax for transactions or periods on or prior to the Closing Date; and

                 10.1.5 the actual cost of any remedial or clean up action identified in the report received by Buyer in excess of the sum of US$25,000 and the amount deducted from the Purchase Price in accordance with Section 8.5 hereof;

                 10.1.6 all Liabilities of the Company and the Subsidiaries relating to TWIL, including, without limitation, Liabilities arising out of the conduct of TWIL's business or the game "Pit Ball" prior to and after the Closing Date; and

                 10.1.7 any Liability of the Company and the Subsidiaries except:

                      10.1.7.1 all liabilities and obligations of the Company and the Subsidiaries which are reflected or reserved against on the December 31, 1995 Financial Statements and continue to exist on the Closing Date, but only to the extent so reflected or reserved against;

                      10.1.7.2 all liabilities and obligations incurred or reserved for by the Company or the Subsidiaries in the ordinary course of the Business and consistent with the terms and provisions of this Agreement subsequent to December 31, 1995 and prior to the Closing Date which continue to exist on the Closing Date;


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

                      10.1.7.3 Taxes accrued by the Company and the Subsidiaries as reflected on the Certified Final Balance Sheet and allocated to Buyer pursuant to Section 6.5 hereof;

                      10.1.7.4 all liabilities and obligations under the contracts listed on Schedule 4.18 of the Disclosure Schedule and those to which the Company or the Subsidiaries become a party in the ordinary course of business and consistent with the terms and provisions of this Agreement subsequent to the date of this Agreement and prior to the Closing Date, which are not performed or discharged prior to the Closing Date;

                      10.1.7.5 all liabilities and obligations of the Company or the Subsidiaries to their employees after the Closing Date for wages, salaries, bonus, vacation, severance or other remuneration for services rendered to the Company or the Subsidiaries prior to the Closing Date to the extent disclosed on Schedule 10.1 of the Disclosure Schedule or reflected on the Final Balance Sheet;

                      10.1.7.6 all liabilities and obligations of the Company or the Subsidiaries for death or personal injury, other injury to persons, property damage, loss or deprivation of rights resulting or arising from occurrences after the Closing Date (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, any defect or claimed defect in or with respect to any product manufactured, sold or distributed by the Company or the Subsidiaries but as to any product manufactured, sold or distributed by the Company or any Subsidiary prior to the Closing Date, Buyer and the Company shall be indemnified for any liability for any punitive damages; and

                      10.1.7.7 all Liabilities of the Company and the Subsidiaries arising from the conduct of the Business after the Closing except as otherwise stated herein.

         10.2 Liabilities included in Indemnification. The Liabilities for which Seller is required to indemnify Buyer and its Affiliates as provided in
Section 10.1.7 shall include, without limitation, the following Liabilities of the Company and the Subsidiaries:

                 10.2.1 any Inter-company Accounts existing as of the Closing Date;

                 10.1.2 all Taxes now or hereafter owed by the Company or any of its Affiliates including the Subsidiaries, and any Taxes arising from, relating to or attributable to the Business relating to any period or portion of any period, ending on or prior to the Closing Date (other than Taxes accrued and reflected on the Final Balance Sheet and allocated to the Company pursuant to Section 6.5 hereof) and Taxes incurred by the Company or its Affiliates arising in connection with the transactions contemplated by this Agreement except for such Taxes identified in Section 6.5.8 hereof;

                 10.1.3 all Liabilities of the Company or the Subsidiaries to employees of the Company or the Subsidiaries with respect to (x) wages, salaries, bonus, vacation, severance or other remuneration; (y) pension, profit sharing, health, medical and life insurance benefits or other employee benefits payable to any


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

employees; (z) employee claims or employer-related claims, including, without limitation post termination medical insurance, that are not disclosed in the Disclosure Schedule or reserved for on the Final Balance Sheet, in each case concerning or relating to time periods prior to the Closing Date;

                 10.2.4 all Liabilities of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of Seller's counsel, accountants, investment bankers and other advisors;

                 10.2.5 all Liabilities of the Company or the Subsidiaries relating to or arising out of (x) any failure prior to the Closing Date to comply with any applicable Environmental Law or any failure prior to the Closing Date to procure any permit, approval, identification number, license or other authorization required under any Environmental Law ("Environmental Permit"); (y) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceeding, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit and relating to any period prior to the Closing Date; or (z) the alleged or actual release of any toxic or hazardous waste, constituent or other substance into the environment during any period prior to the Closing Date, whether or not attributable to actions or failures to act by the Company, the Subsidiaries or any of their Affiliates or any predecessor of the foregoing with respect to the operation of or properties utilized in connection with the Business at any time prior to the Closing Date except those identified in the written report provided to Seller of Buyer's independent environmental audit firm and subject to the provisions of Section 8.5 hereof;

                 10.2.6 all Liabilities of the Company or the Subsidiaries for death or personal injury, other injury to persons, property damage, loss or deprivation of rights resulting from occurrences on or before the Closing Date (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, any defect or claimed defect in or with respect to any product manufactured, sold or distributed in the Business except to the extent reserved for on the Final Balance Sheet and only to the extent reserved, including the cost of defense.

         10.3 Limitations on Indemnification by Seller. Seller's obligations to indemnify Buyer or its Affiliates, successors or assigns under Section 10.1 hereof shall be limited and conditioned by the following:

                 10.3.1 to the extent Buyer's operation or conduct of the Company or the Subsidiaries after the Closing or a failure to act, knowingly contributes to or aggravates a Loss or Expense covered by Section 10.1 hereof, Seller's obligation to indemnify thereunder shall be reduced by such contribution or aggravation;

                 10.3.2 Seller shall be required to indemnify and hold harmless under Section 10.1.3 hereof, excluding representations and warranties contained in Sections 4.3, 4.4, 4.8.1, 4.8.3, 4.8.5, the first two sentences of 4.9, 4.15, 4.22, 4.23 and 4.24 hereof, with respect to a Loss and/or Expense incurred by Buyer or its affiliates, successors and assigns only to the extent that the aggregate amount of such Losses and Expenses exceed US$625,000 (the "Seller's Basket"), and then only for the excess over Seller's Basket, not exceeding, in aggregate, an amount equal to 50% of the Purchase Price ("Seller's Cap"). Sellers' obligation to indemnify and hold harmless with respect to the representations and warranties contained in Sections 4.3, 4.4, 4.8.1, 4.8.3, 4.8.5, the first two sentences of 4.9, 4.15, 4.22, 4.23 and 4.24 hereof is for the full extent of any associated Losses or Expenses and is not subject to Seller's Basket or Seller's Cap.

         10.4 Indemnification of Seller by Buyer. Buyer shall defend and promptly indemnify and hold harmless Seller and its Affiliates, successors and assigns from and against any and all Losses and Expenses incurred by Seller and its Affiliates in connection with or arising from:

                 10.4.1 any breach by Buyer of any of its covenants or agreements in this Agreement or in any agreement or instrument contemplated hereby;

                 10.4.2 any failure of Buyer to perform any of its obligations in this Agreement or any agreement or instrument contemplated hereby; and

                 10.4.3 any representation or warranty of Buyer in this Agreement or any agreement or instrument contemplated hereby being untrue or incorrect in any respect.

         10.5    Notice and Defense of Claims.

                 10.5.1 If a party to this Agreement believes that any of the persons indemnified under this Article X has suffered or incurred any Loss or incurred any Expense, such party shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as a Loss or Expense under this Article X, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

                 10.5.2 The indemnifying party's obligation to indemnify the indemnified party with respect to any asserted claim as to which the indemnifying party's ability to defend has been prejudiced by the indemnified party's failure to provide prompt notice of the claim shall not be affected by such delay except to the extent that such delay increased the amount of the Loss or Expense. The indemnifying party shall bear the burden of proof with respect to any claim that a delay in notification by the indemnified party resulted in increased Losses or Expenses and the extent of such increase.

                 10.5.3 The indemnifying party may, upon written notice to the indemnified party within 30 calendar days of receipt of notice of the assertion or pendency of a claim hereunder, assume the defense of any such claim, or any discrete portion of a claim, if the indemnifying party acknowledges to the indemnified party the indemnified party's right to indemnity pursuant hereto in respect of the entirety of such claim, or the relevant portion thereof.

                 10.5.4 If the indemnifying party assumes the defense of any such claim, the indemnifying party shall select nationally recognized counsel or counsel reasonably acceptable to the indemnified party (including in-house tax counsel of Seller or its Affiliates with respect to claims involving Tax matters for which Buyer or its Affiliates is the indemnified party) to conduct the defense of such claim, and shall take reasonable steps in the defense or settlement thereof. If the indemnifying party shall have assumed the defense of any claim in accordance with this Section 10.5, the indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the indemnified party; provided however that the indemnifying party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided further that the indemnifying party shall not be authorized to


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encumber any of the assets of the indemnified party or to agree to any restriction that would apply to the indemnified party, or to its conduct of business; provided further that if such settlement does not contain a complete release of the indemnified party with respect to such claim, the indemnifying party shall continue to be obligated to indemnify the indemnified party with respect to such claim.

                 10.5.5 The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The indemnified party shall, and shall cause each of its affiliates, officers, employees, consultants and agents, as applicable, to cooperate fully with the indemnifying party in the defense of any claim pursuant to this Section 10.5.

                 10.5.6 If the indemnifying party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 10.5, the indemnified party may defend against such claim in such manner as it may reasonably deem appropriate, including settling such claim after giving notice of same to the indemnifying party, on such terms as the indemnified party may reasonably deem appropriate. The indemnifying party shall be bound by the terms of any settlement so made by the indemnified party.

         10.6 Characterization as Price Adjustment. The parties agree that any payment made under this Section 10 shall be treated by the parties as an adjustment to the Purchase Price. In the event that


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Buyer or its Affiliates are entitled to be indemnified by Seller for Losses and
Expenses arising under Section 10.1.3 hereof other than the representations and warranties set forth in Sections 4.3, 4.4, 4.8.1, 4.8.3, 4.8.5, the first two sentences of 4.9, 4.15, 4.22, 4.23 and 4.24 hereof, the amount of such Loss or Expense first shall be offset against any amounts due under the Two Year Note or the Four Year Note to the extent allocated to each such note as determined by Buyer.

                                   ARTICLE XI

11.      MISCELLANEOUS

         11.1 Further Assurances.

              11.1.1 From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, to Buyer such documents as Buyer shall reasonably request in order to vest more effectively in Buyer good title to the Shares, or to vest in the Company, good title to its assets, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

         11.2 Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.


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         11.3 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

         11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Person giving such notice or other communication (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

         If to Seller, to:
                 Warner Communications Inc.
                 75 Rockefeller Plaza
                 New York, NY 10019
                 Telecopier: (212) 323-3987
                 Attention: Chief Financial Officer

         with copies to:
                 Gold, Farrell & Marks
                 41 Madison Avenue
                 New York, NY 10010-2201
                 Telecopier: (212) 481-1722
                 Attention: Charles R. Dickey, Esq.

         If to Buyer to:
                 Williams Interactive Inc.
                 3401 North California Avenue
                 Chicago, IL 60618
                 Telecopier: (312) 961-1099
                 Attention: President

         with a copy to:
                 Shack & Siegel, P.C.
                 530 Fifth Avenue
                 New York, NY 10036
                 Telecopier: (212) 730-1964
                 Attention: Jeffrey N. Siegel, Esq.

Such names and addresses may be changed from time to time by such notice.


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         11.5 Entire Agreement. This Agreement (including the Disclosure
Schedule, each of which are a part hereof) the other documents and instruments contemplated hereby and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the Offering Memorandum. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto direct or implied with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

         11.6 Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

         11.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof or Schedules of the Disclosure Schedule unless otherwise indicated.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.


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         11.9 Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as provided in or contemplated by Sections 6.6 and 6.10 hereof and Article X hereof (each of which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Section or Article, as applicable), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

         11.10 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         11.11 Jurisdiction. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits, or proceedings arising out of or


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relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective party's address set forth above shall be effective service of process of any action, suit or proceeding brought in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         11.12 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with any term of this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance of the same or any other term of this Agreement.


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         IN WITNESS WHEREOF the parties hereto have duly executed this
Agreement as of the date first written above.

                                  WARNER COMMUNICATIONS INC.


                                  By: /s/ Spencer B. Hays
                                     -----------------------
                                     Name:  Spencer B. Hays
                                     Title: Vice President



                                  WILLIAMS INTERACTIVE INC.


                                  By: /s/ Neil D. Nicastro
                                     ------------------------
                                     Name:  Neil D. Nicastro
                                     Title: President





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